Exhibit 10.6

BATESVILLE HEALTHCARE CENTER

BATESVILLE, ARKANSAS

LEASE AGREEMENT

DATED AS OF MAY 31, 2013

BY AND BETWEEN

CHP BATESVILLE HEALTHCARE OWNER, LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

AS LANDLORD,

AND

BATESVILLE HEALTH AND REHAB, LLC,

AN ARKANSAS LIMITED LIABILITY COMPANY,

AS TENANT

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ARTICLE 7 LANDLORD’S INTEREST NOT SUBJECT TO LIENS		32
7.1	Liens, Generally	32
7.2	Construction or Mechanics Liens	33
7.3	Contest of Liens	34
7.4	Notices of Commencement of Construction	34

ARTICLE 8 TAXES AND ASSESSMENTS		34
8.1	Obligation to Pay Taxes and Assessments	34
8.2	Tenant’s Right to Contest Taxes	35
8.3	Tax and Insurance Escrow Account	35

ARTICLE 9 INSURANCE		36
9.1	Insurance Requirements	36
9.2	Waiver of Subrogation	39
9.3	General Insurance Provisions	39
9.4	Indemnification of Landlord	40

ARTICLE 10 CASUALTY		41
10.1	Restoration and Repair	41
10.2	Escrow and Disbursement of Insurance Proceeds	42
10.3	No Abatement of Rent; Reduction in Adjusted Lease Basis	42
10.4	Business Interruption Insurance	43
10.5	Restoration of Tenant’s Property	43
10.6	Waiver	43
10.7	Rights of Mortgagee	43

ARTICLE 11 CONDEMNATION		43
11.1	Total Condemnation, Etc	43
11.2	Partial Condemnation	43
11.3	Disbursement of Award	44
11.4	No Abatement of Rent	44

ARTICLE 12 DEFAULTS AND REMEDIES		45
12.1	Tenant Events of Default	45
12.2	Landlord Remedies Upon An Event of Default by Tenant	47
12.3	Landlord Event of Default; Tenant Remedies	50
12.4	Application of Funds	51
12.5	Landlord’s Right to Cure Tenant’s Default	51
12.6	Landlord’s Security Interest and Lien	51
12.7	Collateral Assignment	52

ARTICLE 13 HOLDING OVER		53

ARTICLE 14 LIABILITY OF LANDLORD; INDEMNIFICATION		53
14.1	Liability of Landlord	53
14.2	Indemnification of Landlord	53
14.3	Notice of Claim or Suit	54
14.4	Limitation on Liability of Landlord	55

ARTICLE 15 REIT AND UBTI REQUIREMENTS		55
15.1	Limitations on Rents Attributable to Personal Property	55

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15.2	Basis for Sublease Rent Restricted	56
15.3	Landlord Affiliate Subleases Restricted	56
15.4	Landlord Interests in Tenant Restricted	56
15.5	Landlord Services	56
15.6	Certain Subtenants Prohibited	56
15.7	Future Amendment	56

ARTICLE 16 SUBLETTING AND ASSIGNMENT		56
16.1	Transfers Prohibited Without Consent	56
16.2	Indirect Transfer Prohibited Without Consent	57
16.3	Adequate Assurances	57
16.4	Landlord Transfers	58

ARTICLE 17 ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS AND OPERATING STATEMENTS		58
17.1	Estoppel Certificates	58
17.2	Monthly Financial Statements	58
17.3	Annual Financial Statements	59
17.4	Records	59
17.5	General Operations Budget	60
17.6	Quarterly Meetings	60
17.7	Tenant Financial Statements	60
17.8	Monthly Statements of Operations	61
17.9	Audit Rights	61

ARTICLE 18 LANDLORD’S RIGHT TO INSPECT		61

ARTICLE 19 FACILITY MORTGAGES		61
19.1	Subordination	61
19.2	Attornment	63
19.3	Rights of Mortgagees and Assignees	63

ARTICLE 20 ADDITIONAL COVENANTS OF TENANT		64
20.1	Conduct of Business	64
20.2	Additional Covenants of Tenant	64
20.3	Notice to Landlord of Severe Incident and/or Significant Property Damage	65
20.4	Leasehold Financing Prohibited	66
20.5	Resale Certificate	66

ARTICLE 21 MISCELLANEOUS		66
21.1	Limitation on Payment of Rent	66
21.2	No Waiver	67
21.3	Remedies Cumulative	67
21.4	Severability	67
21.5	Acceptance of Surrender	67
21.6	No Merger of Title	67
21.7	Tenant’s Representations	67
21.8	Quiet Enjoyment	69
21.9	Recordation of Memorandum of Lease	69

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21.10	Notices	69
21.11	Construction; Nonrecourse	70
21.12	Counterparts; Headings	71
21.13	Applicable Law	71
21.14	Right to Make Agreement	71
21.15	Brokerage	71
21.16	No Partnership or Joint Venture	72
21.17	Entire Agreement	72
21.18	Costs and Attorneys’ Fees	72
21.19	Approval of Landlord	72
21.20	Successors and Assigns	72
21.21	Waiver of Jury Trial	72
21.22	Treatment of Lease	73
21.23	Transfer of Permits and Operating Contracts	73
21.24	Confidential Information	74
21.25	Tenant’s Personal Property	74
21.26	No Third Party Beneficiaries	75
21.27	Option to Purchase	75
21.28	Right of First Refusal	75
21.29	Non-Solicitation	75
21.30	Community Fees	75

TABLE OF EXHIBITS

EXHIBIT A	-	The Land
EXHIBIT B	-	Minimum Rent
EXHIBIT C	-	Estoppel Certificate
EXHIBIT D	-	Memorandum of Lease
EXHIBIT E	-	Operating Contracts
EXHIBIT F	-	Permitted Encumbrances
EXHIBIT G	-	Initial Landlord P&E
EXHIBIT H	-	Tenant’s Personal Property
EXHIBIT I	-	Agreements With Affiliates
SCHEDULE 1	-	Affiliated Leases
SCHEDULE 12.6	-	Tenant Personal Property Exclusions
SCHEDULE 16.2	-	Tenant Organizational Chart

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LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is entered into as of the 31ST day of May, 2013 (the “Effective Date”) by and between CHP BATESVILLE HEALTHCARE OWNER, LLC, a Delaware limited liability company as landlord (“Landlord”), and BATESVILLE HEALTH AND REHAB, LLC, an Arkansas limited liability company as tenant (“Tenant”).

WITNESSETH:

WHEREAS, CHP Partners, LP (“CHP”), entered into that certain Asset Purchase Agreement with BHC Properties, LLC, an Arkansas limited liability company, WHC Properties, LLC, an Arkansas limited liability company, SHC Properties, LLC, an Arkansas limited liability company, NHC Properties, LLC, an Arkansas limited liability company, JHC Properties, LLC, an Arkansas limited liability company, LVRC Properties, LLC, an Arkansas limited liability company, collectively, as sellers, dated as of April 23, 2013 (as may be amended, the “Purchase Agreement”), with respect to the purchase of certain real and personal property described therein; and

WHEREAS, CHP assigned to Landlord, an Affiliate of CHP, all of its rights, title and interest in and to the Purchase Agreement with respect to the Leased Property (these and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1), and Landlord has assumed certain of CHP’s obligations thereunder; and

WHEREAS, CHP also assigned to the Affiliated Landlords, each an affiliate of CHP, all of its rights, title, and interest in and to the Purchase Agreement with respect to the Affiliated Leased Properties, and the Affiliated Landlords have assumed certain of CHP’s obligations thereunder; and

WHEREAS, pursuant to the Purchase Agreement, Landlord has acquired the Leased Property as of the Effective Date; and

WHEREAS, pursuant to the Purchase Agreement, Affiliated Landlords have acquired the Affiliated Leased Properties as of the Effective Date; and

WHEREAS, Landlord desires to lease to Tenant all of Landlord’s interests in the Leased Property, and Tenant desires to lease from Landlord all of Landlord’s interests in the Leased Property, all subject to and conditioned upon the terms and conditions herein set forth; and

WHEREAS, Affiliated Landlords are entering into the Affiliated Leases with the Affiliated Tenants as of the Effective Date; and

WHEREAS, a material inducement to Landlord entering into this Lease is the treatment of a default under any of the Affiliated Leases as a default under this Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

Batesville Healthcare Center Batesville, Arkansas

ARTICLE 1

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article and used in this Lease shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accessibility Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to accessibility for the disabled or handicapped, including, but not limited to, any applicable provisions of The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, The Americans With Disabilities Act, the accessibility code(s), if any, of the State in which the Leased Property is located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.

“Accounting Period” shall mean each calendar month beginning on the first day of the month and ending on the last day of such month. Notwithstanding the foregoing, if the Effective Date is other than the first day of a calendar month, then the first (1st) Accounting Period under this Lease shall begin on the Effective Date and end on the last day of the first full calendar month thereafter.

“ACM” shall have the meaning given such term in Section 4.2.

“Additional Charges” shall have the meaning given such term in Section 3.4.

“Adjusted Lease Basis” shall mean the sum of Landlord’s Original Investment and Landlord’s Additional Investment from time to time.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family

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of such Person or of any Person referred to in the preceding clauses (i) through (vi); provided, however, a Person shall not be deemed to be an Affiliate solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13-D, pursuant to Section 13(d) of such Act and Rule 13-d-1 promulgated thereunder.

“Affiliated Landlords” shall mean, individually or collectively as the context requires, the landlords under each of the Affiliated Leases.

“Affiliated Leased Properties” shall mean the properties leased by the Affiliated Landlords to the Affiliated Tenants under the Affiliated Leases.

“Affiliated Lease(s)” shall mean, individually or collectively as the context requires, the leases set forth on Schedule 1 attached hereto.

“Affiliated Tenants” shall mean, individually or collectively as the context requires, the tenants under each of the Affiliated Leases.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, all Legal Requirements and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers), (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (iv) Accessibility Laws, (v) securities, including, without limitation, the marketing thereof, (vi) nursing facility licensure or (vii) participation in Medicare or Medicaid programs.

“Approved Reserve Budget” shall have the meaning given such term in Section 5.2.3.

“Business” means the operation of the Facility and other activities related thereto.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which federal banking institutions are authorized by law or executive action to close.

“CHP” shall have the meaning given such term in the Recitals.

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“Claim” shall have the meaning given such term in Section 14.3.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property or any interest therein, whether by legal proceedings or otherwise, by a Condemnor under its power of condemnation, (b) a voluntary sale or transfer of the Leased Property, or any portion thereof, by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi public authority, or Person having the power of Condemnation.

“Confidential Information” shall have the meaning given such term in Section 21.24.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Compete” shall have the meaning given such term in Section 21.28.

“Covered Person” shall have the meaning given such term in Section 21.28.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Effective Date” shall have the meaning given such term in the introductory paragraph of this Lease.

“Emergency” shall have the meaning given such term in Section 5.2.3.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“EP” means an independent, qualified, licensed and insured environmental professional.

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“Event of Default” shall have the meaning given such term in Section 12.1.

“Extended Term” shall have the meaning given such term in Section 2.6.

“Extension Option(s)” shall have the meaning given such term in Section 2.6.

“Facility Mortgage” shall have the meaning given such term in Section 19.1.

“Facility” means the nursing facility known as the “Batesville Healthcare Center” located on the Land.

“Fiscal Quarter” shall mean the first, second, third and fourth three-month period (each consisting of three (3) Accounting Periods) during each Fiscal Year.

“Fiscal Year” shall mean each fiscal year of Tenant, each such fiscal year to consist of twelve (12) consecutive Accounting Periods, beginning on January 1 and ending on December 31. Notwithstanding the foregoing, the first (1st) Fiscal Year under this Lease shall begin on the Effective Date and end on December 31, 2013. If Tenant shall, for a bona fide business reason, change its Fiscal Year during the Term, appropriate adjustments, if any, shall be made with respect to the timing of certain accounting and reporting requirements of this Lease; provided, however, that in no event shall any such change or adjustment increase or reduce any monetary obligation under this Lease.

“Force Majeure Event” means any circumstance which is not within the reasonable control of either party hereto, caused by any of the following: strikes; lockouts; acts of God; civil commotion; fire or any other casualty; governmental action; or other similar cause or circumstance which is not within the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market conditions or factors is a Force Majeure Event.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any legislative body, court, agency, authority, board (including, without limitation, health and long term care, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof, or the Business operated thereon.

“Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto

Batesville Healthcare Center Batesville, Arkansas

including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Leased Property causes or materially threatens to cause an unlawful nuisance upon the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons on or about the Leased Property, including without limitation molds/microbial organisms which affect health, indoor air quality and/or structural integrity; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

“HUD Materials” shall have the meaning given such term in Section 4.2.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents in law, brothers-in-law, sisters-in-law, nephews and nieces.

“Improvement Project” shall have the meaning given such term in Section 5.3.

“Incident” shall have the meaning given such term in Section 20.3.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Index” shall mean the Consumer Price Index: All Urban Consumers, (1982-84=100), All Items, U.S. City Average (CPI-U), as published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or otherwise revised during the Term, such other government index or computation with which it is replaced shall be used. If the Index

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is discontinued with no successor Index, another similar index with an appropriate conversion factor shall be substituted. If the Index is changed so that a base year other than 1982-84 is used, the Index shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics.

“Information Technology and Software” shall mean all information technology systems and equipment and software necessary to or used in connection with the operation of the Business.

“Initial Landlord P&E” shall mean and refer to all P&E of any kind or description which are owned by Landlord and located on the Land as of the Effective Date, including, without limitation, those items enumerated on Exhibit G attached hereto and made a part hereof, but specifically excluding items of Tenant’s Personal Property.

“Initial Term” shall have the meaning given such term in Section 2.5.

“Insurance Requirements” shall mean all terms of any insurance policy, certificate or endorsement required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or any of the Leased Property.

“Inventory” shall mean all inventory, as such term is customarily used and defined in its most broad and inclusive sense, including, but not limited to, all inventory of merchandise, food, beverages, medical supplies and other consumables held by Tenant for sale to or for consumption by residents or employees at the Facility or in connection with the Business, and operating supplies, cleaning supplies, building and maintenance supplies and spare parts.

“Land” shall have the meaning given such term in Section 2.1(a).

“Landlord” shall have the meaning given such term in the preambles to this Lease and shall include its successors and assigns.

“Landlord’s Acquisition Costs” shall mean the sum of all costs incurred by Landlord with third parties, at arm’s length, in connection with the acquisition of the Leased Property pursuant to the Purchase Agreement and lease of same to Tenant, including, without limitation, all due diligence costs (including, without limitation, costs of any environmental reports or studies, property condition reports and surveys), attorneys’ fees, accountants’/auditors’ fees, consultants’ fees, closing costs, transfer, sales or similar taxes, transfer and related costs, recording fees, title premiums and any other title related charges or fees, and prorations paid to Seller and/or Tenant in connection with Landlord’s acquisition of the Leased Property and which were reasonably incurred with respect to the acquisition of same and the lease of same to Tenant.

“Landlord’s Additional Investment” shall mean the sum of all costs of any repairs, maintenance, renovations or replacements pursuant to Article 5, Article 6 or Article 10 hereof and other expenditures made by Landlord in connection with the Leased Property which are not paid out of the Reserve.

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“Landlord’s Original Investment” shall mean that amount which equals the sum of (i) the purchase price allocated to the Leased Property as set forth in the Purchase Agreement, plus (ii) Landlord’s Acquisition Costs (including any tax consequences Landlord covers on behalf of the seller of the Property in connection with such seller’s payment of brokerage fees to Stifel).

“LBP” shall have the meaning given such term in Section 4.2.

“Lease” shall mean this Lease Agreement, including all Exhibits and Schedules hereto, as it and they may be amended or restated from time to time as herein provided.

“Lease Year” shall mean each period of 365 consecutive calendar days (366 consecutive calendar days during any leap year) elapsing from and after the Effective Date forward.

“Leased Improvements” shall have the meaning given such term in Section 2.1(b).

“Leased Intangible Property” shall mean all transferable or assignable (a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to the Leased Improvements or the Land; (b) telephone exchange numbers identified with the Leased Property, if any, and customer files, guest lists, credit records, labels, promotional literature, security codes, all records and sales and other customer data, and any unexpired guaranties or warranties, relating to the Leased Property and/or the operation of the Business (but only to the extent all of the same are not included in Tenant’s Personal Property); and (c) certificates, licenses, warranties and guarantees and contracts, other than such permits, operating permits, certificates, licenses and approvals which are Tenant’s Personal Property or are to be held by, or transferred to, Tenant in accordance with the terms of the Purchase Agreement and the OTA or otherwise in order to permit Tenant to operate such Leased Improvements properly and in accordance with the terms of this Lease. The term. “Leased Intangible Property” shall specifically exclude items of Tenant’s Personal Property.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary or required for the operation of the Leased Property for its Permitted Use, (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property or to which Tenant has consented or which are required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust, and (c) Applicable Laws.

Batesville Healthcare Center Batesville, Arkansas

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, including but not limited to construction, mechanics’ and materialmen’s liens, or any transfer of property or assets for the payment of Indebtedness or performance of any other obligation in priority to payment of the obligor’s general creditors.

“Major Alterations” shall have the meaning given such term in Section 6.2.2.

“Materiality Threshold Period” shall have the meaning given such term in Section 17.7.

“Minimum Rent” shall mean annual rent as set forth in Section 3.2, subject to prorations and adjustments as set forth in Section 3.2.

“Minor Alterations” shall have the meaning given such term in Section 6.2.1.

“Mortgagee” shall mean the holder of any Facility Mortgage.

“Notice” shall mean a notice given in accordance with Section 21.10.

“Notice of Commencement” shall have the meaning given such term in Section 7.4.

“O&M Plan” shall have the meaning given such term in Section 4.2.

“Official Records” shall mean the land records of the county clerk where the Land is located.

“Officer’s Certificate” shall have the meaning given such term in Section 17.2.

“Operating Contracts” shall mean the various service agreements, equipment leases, purchase contracts and special event contracts, software licenses and information technology contracts, and other contracts utilized in the operation of the Business, all as more particularly set forth on Exhibit E attached hereto and made a part hereof.

“Operating Expenses” means all those ordinary and necessary expenses incurred in the operation of the Business in accordance with this Lease, including all costs and expenses associated with the employees (including salaries, wages, bonuses and other compensation of all employees and their benefits, including life, medical and disability insurance and retirement benefits), the costs associated with permits and licenses, the cost of maintenance and utilities, administrative expenses, the costs of advertising, marketing and business promotion, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term accrue and be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or the Business conducted thereon, all premiums

Batesville Healthcare Center Batesville, Arkansas

and other charges to obtain the insurance policies required pursuant to the terms hereof, all capital expenditures to the extent deductible in accordance with GAAP. The term “Operating Expenses” shall expressly exclude (i) any debt service for any Facility Mortgage or other financing obtained by Landlord in connection with the Leased Property, and (ii) any federal, state and local income taxes, other taxes on income or net worth, franchise taxes, margin taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar taxes or charges or substitutes therefor.

“OTA” means that certain Operations Transfer Agreement by and among sellers under the Purchase agreement, certain Affiliates of sellers under the Purchase Agreement, Tenant, the Affiliated Tenants and certain Affiliates thereof, dated as of April 23, 2013.

“OTA Assets” shall mean all assets (and any replacements thereof) transferred to Tenant pursuant to the OTA.

“Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of (a) twelve percent (12%), or (b) the maximum rate then permitted under Applicable Laws.

“P&E” shall mean all items of personal property, as defined under the Model Uniform Commercial Code, including, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter located on or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment and irrigation equipment, together with all replacements, modifications, alterations and additions thereto, all of which to the extent not otherwise constituting real property under Applicable Law; (b) all furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in the Business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property; (c) “Property and Equipment,” “P&E,” and “FF&E” (as such terms are customarily used and defined in the most broad and inclusive sense); (d) all replacements of or additions to items set forth in clause (a) through (c) above; and (e) the Initial Landlord P&E. The term “P&E” shall specifically exclude items of Tenant’s Personal Property.

“P&E Replacements” shall mean all items of P&E purchased with funds from the Reserve established under Article 5 of this Lease or with insurance proceeds payable with respect to P&E or P&E Replacements (specifically excluding all insurance proceeds payable with respect to items of Tenant’s Personal Property) and all other items of P&E added and used at the Leased Property during the Term of this Lease (specifically excluding items of Tenant’s Personal Property), together with all leasehold improvements made by Tenant during the Term of this Lease to the extent not constituting real property affixed to the Land, whether purchased from the Reserve or with other funds of Tenant, all subject to disposal and further replacement at the end of their useful lives.

“Parent” shall mean, with respect to any Person, any Person which directly, or indirectly through one or more Subsidiaries or Affiliates, (i) owns more than fifty percent (50%) of the voting or beneficial interest in, or (ii) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to Control, such Person.

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“Permits” means all licenses, permits and certificates used or useful in connection with the ownership, operation, use or occupancy of the Facility, the Leased Property or the Business, including, without limitation, healthcare licenses issued by the Arkansas Department of Health or Arkansas Department of Human Services, Health Insurance Benefit Agreements issued by the Centers for Medicare and Medicaid Services, liquor licenses, business licenses, state and local health and environmental department licenses, any other licenses required in connection with the operation of the Leased Property for the Permitted Use, food service licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any governmental, quasi governmental or private person or entity whatsoever.

“Permitted Encumbrances” shall mean (a) all rights, restrictions, and easements of record set forth on Exhibit F attached hereto and made a part hereof, (b) to the extent not referenced on Exhibit F, any mortgage and other documents of record relating to a Facility Mortgage, and (c) any other such encumbrances as may have been consented to in writing by Landlord from time to time in accordance with the terms of Section 2.8 hereof.

“Permitted Renovations” shall have the meaning given that term in Section 6.2.

“Permitted Use” shall have the meaning given such term in Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Purchase Agreement” shall have the meaning given such term in the Recitals.

“REIT” shall have the meaning given such term in Article 15.

“REIT Personal Property Limitation” shall have the meaning given such term in Section 15.1.

“Release” shall have the meaning given such term in Section 4.2.

“Rent” shall mean, collectively, Minimum Rent and Additional Charges.

“Reserve” shall have the meaning given such term in Section 5.2.

“Reserve Budget” shall have the meaning given such term in Section 5.2.3.

“Reserve Expenditures” shall have the meaning given such term in Section 5.2.

“Reserve Payment” shall have the meaning given such term in Section 5.2.2.

“SEC” shall mean the Securities and Exchange Commission.

“Security Deposit” shall have the meaning given such term in Section 3.9.

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“Seller” shall have the meaning given such term in the Recitals.

“Severe Incident” shall have the meaning given such term in Section 20.3.1.

“Significant Property Damage” shall have the meaning given such term in Section 20.3.2.

“Site Development” shall have the meaning given such term in Section 4.2.

“State” shall mean the State in which the Land is located.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliates, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to Control (whether by contract, through ownership of securities or otherwise).

“Tax and Insurance Account” shall have the meaning given such term in Section 8.3.

“Tax and Insurance Escrow Amount” shall have the meaning given such term in Section 8.3.

“Tenant” shall be the entity identified in the preamble to this Lease and shall include its successors and assigns expressly permitted hereunder.

“Tenant’s Personal Property” shall mean the OTA Assets, the Inventory and any specific items of P&E listed in Exhibit H attached hereto and made a part hereof, or which hereafter are acquired by Tenant or an Affiliate with its own funds after the Effective Date or replacements for such items and located at the Leased Property (but not including any property purchased with funds from the Reserve established under Article 5), or items of intangible property owned by Tenant or an Affiliate in connection with the Business, including, without limitation, Information Technology and Software.

“Term” shall mean, collectively, the Initial Term and the Extended Terms, unless sooner terminated pursuant to the provisions of this Lease.

“Unforeseen Reserve Expenditures” shall have the meaning given such term in Section 5.2.5.

“Unfunded Reserve Expenditures” shall have the meaning given such term in Section 5.2.6.

“Unsuitable for Its Permitted Use” shall mean a state or condition of the Leased Property such that following any damage, taking, Condemnation or destruction involving the Leased Property, (a) the Leased Property cannot be operated in the reasonable judgment of Landlord after consultation with Tenant on a commercially practicable basis for its Permitted Use and (b) it cannot reasonably be expected to be restored to substantially the same condition as existed before such damage or destruction and as is otherwise required by Article 10 within (i) twelve (12) months following such damage or destruction, or (ii) eighteen (18) months following

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such damage or destruction in the event that Tenant has extended the term of the business interruption insurance to pay at least eighteen (18) months Rent for the benefit of Landlord or provides other reasonably acceptable security for any uninsured portion of the eighteen (18) months Rent.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”), and grants to Tenant the right to use and occupy the Leased Property for the purposes, and subject to the limitations, set forth in this Lease:

(a) all that certain tract, piece and parcel of land, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”);

(b) all buildings, structures, fixtures and other improvements of every kind, including, without limitation, all roofs, plumbing systems, electric systems and HVAC systems, roadways, pavilions, alleyways, parking areas and facilities, landscaping, sidewalks, curbs, connecting tunnels, utility pipes, irrigation systems, conduits and lines (on site and off site), appurtenant to or presently situated upon the Land (collectively, the “Leased Improvements”);

(c) all easements, hereditaments, appurtenances and all other rights, privileges and entitlements, if any, relating to the Land and the Leased Improvements;

(d) all Initial Landlord P&E, all P&E Replacements;

(e) all moveable machinery, equipment, furniture, furnishings, computers or trade fixtures (including all vehicles, together with all supplies related thereto), owned by Landlord and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such property, including without limitation, to the extent assignable by Landlord, any operating leases of any such Initial Landlord P&E, P&E Replacements or other machinery, equipment, furniture, furnishings, computers or trade fixtures, but specifically excluding all items included within the category of Tenant’s Personal Property;

(f) all of the Leased Intangible Property;

(g) all Landlord’s right, title and interest in any and all maintenance, service and supply contracts, equipment leases, space leases (including without limitation, leases of storage spaces by any non-commercial tenant and all other similar agreements affecting any of the Leased Property and/or the operation of the Business to the extent that such contracts are transferable, including, without limitation, the Permits and Operating Contracts, together with all prepayments and deposits held thereunder (it being agreed that Landlord shall, as of the Effective Date, make such prepayments and deposits actually available to Tenant for use in the operation of the Business);

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(h) all plans and specifications, blue prints, architectural plans, engineering diagrams and similar items specifically related to any of the Land or the Leased Improvements; and

(i) all other property and interests in property conveyed or assigned to Landlord pursuant to the Purchase Agreement.

2.2 Assignment of Permits. Landlord and Tenant shall cooperate and take commercially reasonable efforts to cause all Permits related to the operation (but not ownership) of the Leased Property, which are not currently held in the name of Tenant, to be assigned to Tenant effective as of the Effective Date or as soon thereafter as reasonably possible. Landlord shall pay all costs and expenses in connection with the transfer of the Permits, the out-of-pocket amounts of which incurred with third parties at arm’s length shall be included in Landlord’s Additional Investment. Landlord shall, at no additional cost to Landlord (other than de minimis costs), cooperate in a commercially reasonable manner with Tenant in connection with obtaining any Permits that are non-transferable. Tenant shall be responsible for the processing of all requests and/or applications for such Permits.

2.3 Assignment of Operating Contracts. Landlord and Tenant shall cooperate and take commercially reasonable efforts to cause all of the Operating Contracts, under which Tenant is not already a party, to be assigned to Tenant as of the Effective Date or as soon thereafter as reasonably possible.

2.4 Condition of Leased Property. TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE, LANDLORD IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY, THE BUSINESS OR ANY OF THE OTHER ITEMS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS INCLUDING WEATHER-RELATED CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. TENANT AGREES THAT TENANT HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF LANDLORD OR ANY AGENT OF LANDLORD OR OTHER THIRD PARTY, INCLUDING ANY REAL ESTATE BROKER OR AGENT, EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, TENANT HAS CONDUCTED, OR HAS HAD THE OPPORTUNITY TO CONDUCT, ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE LEASED PROPERTY AND THE BUSINESS AND ASSUMES ALL RISK IN CONNECTION THEREWITH, AND TENANT HEREBY ACKNOWLEDGES AND AGREES

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THAT LANDLORD IS LEASING TO TENANT AND TENANT HEREBY ACCEPTS ALL OF THE LEASED PROPERTY, THE BUSINESS AND ANY OTHER ITEMS LEASED HEREBY “AS IS WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE LEASED PROPERTY BY LANDLORD, ANY AGENT OF LANDLORD OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS LEASE.

2.5 Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date and shall terminate and expire at 11:59 p.m. on May 30, 2023.

2.6 Extended Terms. Tenant shall have and is hereby granted two (2) options (each, an “Extension Option”) to extend the Term of this Lease (each, an “Extended Term”) for an additional five (5) years each, upon the terms, covenants, conditions and rental as set forth herein; provided no continuing Event of Default then exists hereunder or under any Affiliated Lease at the commencement of the respective Extended Term. Tenant may exercise each such Extension Option successively by giving written notice to Landlord not less than six (6) months nor more than twelve (12) months prior to the respective expiration of the Initial Term of this Lease, or of the then applicable Extended Term. Should Tenant fail to give Landlord such timely written notice during the required period, the then current Term of this Lease and all rights of renewal shall automatically expire as of the then scheduled expiration date of the Term of this Lease.

2.7 Yield Up. Tenant shall, on or before the last day of the Term or upon the sooner termination thereof, peaceably and quietly surrender and deliver to Landlord the Leased Property and the OTA Assets, including, without limitation, all Leased Improvements and P&E and all additions thereto and replacements thereof made from time to time during the Term, together with and including, without limitation, the P&E Replacements, in good order, condition and repair, reasonable wear and tear excepted, and free and clear of all Liens and encumbrances (other than Permitted Encumbrances, Liens or encumbrances in favor of or granted by Landlord, and any other encumbrances expressly permitted under the terms of this Lease), and Tenant shall fully cooperate with Landlord in transferring, to the extent transferable under Applicable Laws and without consideration or fee, any of the Permits, which Landlord determines, in its sole and absolute discretion, would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. Tenant acknowledges that both the Initial Landlord P&E described on Exhibit G attached hereto and consumable items of Inventory located at the Leased Property as of the Commencement Date may be completely consumed and/or otherwise disposed of in the course of operation of the Leased Property during the Term of this Lease. Tenant agrees that, at the expiration or earlier termination of this Lease, Tenant shall fully restore the Initial Landlord P&E, inclusive with and after consideration of all P&E Replacements which will become the property of Landlord, to at least the approximate types and amounts (with reasonably equivalent value) as shown on Exhibit G, and shall fully restore an adequate supply of Inventory consistent with the full stocking levels at the applicable time of the Fiscal Year to be maintained by Tenant pursuant to this Lease. At the expiration or earlier termination of this Lease, Tenant shall (i) retain all accounts receivable from its operation of the Property and Business subject to and net of the amount of such receivables due to Landlord or to the Reserve pursuant to the terms hereof, and (ii) remain liable for the payment of accounts payable which have accrued prior to the expiration or earlier termination of this Lease.

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2.8 Grant of Easements, Etc. by Landlord. Landlord may, from time to time, at the reasonable request of any third party, or as requested or required by any Government Agencies, at Landlord’s cost and expense: (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Leased Property; and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), provided that any instrument requested may not materially impair or diminish Tenant’s use of the Leased Property or adversely affect in any material respect the operation, value or financial viability of the Business, or otherwise materially increase Tenant’s obligations or decrease its rights under this Lease.

ARTICLE 3

RENT

3.1 Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Lease), Rent, together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State, (but expressly excluding all federal, state and local income taxes, other taxes on income or net worth, franchise taxes, margin taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar taxes or charges or substitutes therefor), to Landlord during the Term at the address to which Notices to Landlord are to be given or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion and all such payments shall, upon receipt by Landlord, be and remain the sole and absolute property of Landlord. If Landlord shall at any time accept any such Rent or other sums after the same shall become due and payable, or any partial payment of Rent, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

3.2 Minimum Rent. Tenant shall pay annual base minimum rent (“Minimum Rent”), together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State (but expressly excluding all federal, state and local income taxes, other taxes on income or net worth, franchise taxes, margin taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar taxes or charges or substitutes therefor), to Landlord in equal monthly installments in advance, on the first (1st) Business Day of each Accounting Period; provided, however, that the first payment of Minimum Rent shall be payable on the Effective Date. Further, if applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis; provided, however, that for purposes of Minimum Rent, any prorated payment for any partial Accounting Period prior to the

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first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.

3.2.1 Calculation of Initial Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Lease Year of the Initial Term of this Lease in amounts calculated in accordance with the formula set forth on Exhibit B attached hereto and made a part hereof.

3.2.2 Calculation of Extended Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Lease Year of each Extended Term of this Lease in amounts calculated in accordance with the formula set forth on Exhibit B attached hereto and made a part hereof.

3.3 Intentionally Omitted.

3.4 Additional Charges. In addition to the Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable hereunder the following (collectively the “Additional Charges”):

3.4.1 Taxes and Assessments. Tenant shall pay or cause to be paid all taxes and assessments required to be paid pursuant to Article 8.

3.4.2 Utility Charges. Tenant shall be liable for and shall promptly pay directly to the utility company all deposits, charges and fees (together with any applicable taxes or assessments thereon) when due for water, gas, electricity, air conditioning, heat, septic, sewer, refuse collection, telephone and any other utility charges, impact fees, or similar items in connection with the use or occupancy of the Leased Property. Landlord shall not be responsible or liable in any way whatsoever for the quality, quantity, impairment, interruption, stoppage, or other interference with any utility service, including, without limitation, water, air conditioning, heat, gas, electric current for light and power, telephone, or any other utility service provided to or serving the Leased Property. No interruption, termination or cessation of utility services shall relieve Tenant of its duties and obligations pursuant to this Lease, including, without limitation, its obligation to pay all Rent as and when the same shall be due hereunder.

3.4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

3.4.4 Licenses and Permits. Except as otherwise provided in this Lease, Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all Permits required for operation of the Leased Property in accordance with the terms of Article 4. Tenant shall maintain, in Tenant’s name (to the extent permitted under Applicable Laws), those Permits related to the operation of the Leased Property. Notwithstanding the foregoing, in the event of the expiration or earlier termination of this Lease, Tenant shall assign, transfer or otherwise convey all Permits maintained in Tenant’s name to Landlord or Landlord’s designee, to the extent not prohibited by Applicable Laws.

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3.4.5 Reserve Payments. Tenant shall pay or cause to be paid all amounts required to be placed into the Reserve pursuant to Section 5.2.

3.4.6 Sales Tax. Each Fiscal Quarter, Tenant shall reimburse Landlord for the amount of any applicable sales, use, excise or similar or other tax paid by Landlord on any Rent and any payments to the Reserve, if any, whether the same be now or hereafter levied, imposed or assessed by the State or any Governmental Agencies, but specifically excluding any federal, state or local income taxes, franchise taxes, margin taxes, taxes on net worth, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefor and any other taxes imposed on Landlord’s income. Each Fiscal Quarter, Landlord shall provide Tenant with information regarding the calculation and payment of such tax, and Tenant shall reimburse Landlord for such amounts, if any, within five (5) Business Days of Landlord’s delivery of such information.

3.4.7 Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property, including, without limitation, Operating Expenses and any other costs and expenses specifically identified as “Additional Charges” pursuant to this Lease, except those obligations expressly stated not to be an obligation of Tenant pursuant to this Lease.

3.4.8 Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost, that Tenant is responsible for, which may be added for non-payment or late payment of the items referenced in this Section 3.4. Tenant shall prepare and file at its expense, to the extent required or permitted by Applicable Laws, all tax returns and other reports in respect of any Additional Charge as may be required by Governmental Agencies. Notwithstanding the foregoing provisions of this Section 3.4, with respect to any Additional Charge accruing prior to the Effective Date and payable on or after the Effective Date for which Landlord has received a credit from the Seller at Closing, Landlord shall either pay such credited amount when due to the applicable parties or deliver such credited amount to Tenant in which event Tenant shall pay such credited amount to the applicable parties when due.

3.5 Landlord Advances. Except as specifically provided otherwise in this Lease, and subject to Tenant’s right to contest taxes affecting the Leased Property pursuant to, and in accordance with, Section 8.2 hereof, if Tenant does not pay or discharge all Additional Charges, and provide proof of payment if requested by Landlord prior to delinquency, Landlord shall have the right but not the obligation to pay such Additional Charges on behalf of Tenant. If Landlord shall make any such expenditure for which Tenant is responsible or liable under this Lease, or if Tenant shall become obligated to Landlord under this Lease for any other sum besides Minimum Rent as hereinabove provided, and if Tenant fails to pay same when due, then the amount thereof shall be deemed to constitute an “Additional Charge” and shall be due and payable by Tenant to Landlord, together with interest at the Overdue Rate and all applicable sales or other taxes thereon, if any, simultaneously with the next succeeding monthly installment of Minimum Rent or at such other time as may be expressly provided in this Lease for the payment of the same.

3.6 Late Payment of Rent. If Tenant fails to make any payment of Rent on or before the fifth (5th) Business Day after Tenant’s receipt of written notice from Landlord that the same is past due, Tenant shall pay to Landlord an administrative late charge of three percent (3%) of

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the amount of such payment. In addition, such past due payment shall bear interest at the Overdue Rate from the date first due until paid. Such late charge and interest shall constitute an Additional Charge and shall be due and payable with the next installment of Rent due hereunder.

3.7 Net Lease. Landlord and Tenant acknowledge and agree that both parties intend that this Lease shall be and constitute what is generally referred to in the real estate industry as a “triple net” or “absolute net” lease, such that, except as otherwise expressly set forth herein, Tenant shall be obligated hereunder to pay all costs and expenses incurred with respect to, and associated with, the Leased Property and all personal property thereon and therein and the business operated thereon and therein, including, without limitation, all rent and other charges due and payable under any ground lease or sublease encumbering the Land, all taxes and assessments, utility charges, insurance costs, maintenance costs and routine and customary repair, replacement and restoration expenses (all as more particularly herein provided), together with any and all other assessments, charges, costs and expenses of any kind or nature whatsoever related to, or associated with, the Leased Property, the use, occupation or operation thereof, and the Business operated thereon and therein, other than Landlord’s financing costs and expenses and related debt service; provided, however, that Landlord shall nonetheless be obligated to pay Landlord’s federal, state and local income taxes, other taxes on income or net worth, franchise taxes, margin taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar taxes or charges or substitutes therefor with respect to the Rent and other amounts received by Landlord under this Lease. Except as expressly provided in this Lease, Landlord shall bear no cost or expense of any type or nature with respect to, or associated with, the Leased Property, or the use, occupation or operation thereof. Except to the extent otherwise expressly provided in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, set off, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay Rent throughout the Term and any applicable Extended Term is absolute and unconditional and the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with Applicable Laws, including any inability to occupy or use the Leased Property by reason of such non compliance; (b) any damage to, removal, abandonment, salvage, loss, Condemnation, theft, scrapping or destruction of or any requisition or Condemnation of the Leased Property or any part thereof, or any environmental condition on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof, including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person or by any court, in any such proceedings; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer or contractor of or for the Leased Property (other than a claim resulting from any willful misconduct or gross negligence of Landlord); (h) subject to Section 12.7 hereof, any

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failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Lease, this Lease shall be non cancelable by Tenant for any reason whatsoever and, except as expressly provided in this Lease Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.8 No Abatement of Rent. Except as specifically set forth in this Lease, no abatement, diminution or reduction (a) of Rent, charges or other compensation, or (b) of Tenant’s other obligations hereunder shall be allowed to Tenant or any Person claiming under Tenant, under any circumstances or for any reason whatsoever and to the maximum extent permitted by Applicable Laws, Tenant hereby waives the application of any local or state statutes, land rules, regulations or ordinance providing to the contrary.

3.9 Tenant Security Deposit. On the Effective Date, Tenant shall deliver to Landlord a cash security deposit in the total amount of FIFTY THOUSAND FOUR HUNDRED TWENTY ONE and No/100 Dollars ($50,421.00) (the “Initial Security Deposit Payment”). On June 1, 2013 and on the first (1st) day of each month thereafter through and including May, 1, 2014, Tenant shall deposit with Landlord an amount equal to EIGHT THOUSAND FOUR HUNDRED FOUR and No/100 Dollars ($8,404.00) (each, an “Additional Deposit”; each Additional Deposit together with the Initial Security Deposit Payment is collectively referred to herein as, the “Security Deposit”). The Security Deposit shall increase on a pro-rata basis from time to time as and when any Landlord’s Additional Investment is funded during the Term by an amount equal to ten percent (10%) of such Landlord’s Additional Investment. Tenant shall deliver such additional amounts to Landlord within ten (10) calendar days of Landlord’s written demand therefor which, when received by Landlord, shall immediately be deemed to be part of the Security Deposit. The Security Deposit shall be retained by Landlord for the duration of the Term of this Lease, subject to the terms of Section 16.4. If Tenant performs all of Tenant’s obligations hereunder, then at the expiration of the Term, and after Tenant has vacated the Leased Property, the Security Deposit, or so much thereof as has not been applied or used by Landlord as provided in this Lease, shall be returned to Tenant, without payment of interest or other increment for its use. No trust or escrow relationship is created herein between Landlord and Tenant with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts and may commingle the same with other funds of Landlord.

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3.10 Security for Lease. The Security Deposit shall be held by Landlord as security for the faithful observance and performance by Tenant of all the terms, covenants and conditions of this Lease and the Affiliated Leases to be observed and performed. If an Event of Default shall occur and be continuing under this Lease or one or more of the Affiliated Leases, then Landlord may, at its option, and without prejudice to any other remedy which Landlord may have hereunder or under such Affiliated Leases, make use, apply or retain all or any portion of the Security Deposit for the payment of any Rent, the funding of Additional Charges or other charges arising out of an Event of Default, the funding of the Reserve or for the payment of any sum to which Landlord may become obligated by reason of such Event of Default. Without limiting the foregoing, in the event Tenant fails to timely deposit into the Reserve any amounts which are required to be deposited by Tenant pursuant to Section 5.2.2 hereof or of the Affiliated Leases, then Landlord may apply the Security Deposit to fund such amounts. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within five (5) days after written demand therefor, deliver to Landlord cash in the amount equal to any amounts of the Security Deposit so used, applied or retained by Landlord. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT (A) THE SECURITY DEPOSIT SHALL NOT BE CONSIDERED AS PREPAID RENT HEREUNDER; (B) LANDLORD’S DAMAGES HEREUNDER SHALL NOT BE LIMITED TO THE AMOUNT OF THE SECURITY DEPOSIT; AND (C) LANDLORD HAS ENTERED INTO THIS LEASE IN RELIANCE UPON THE SECURITY DEPOSIT.

3.11 Security Agreement. Tenant hereby grants to Landlord a security interest in the Security Deposit and Reserve as security for Tenant’s obligations to Landlord hereunder and Tenant agrees that, in addition to all other rights and remedies available to Landlord, Landlord shall have all rights of a secured party under Applicable Law with respect to such proceeds. Tenant agrees to execute and deliver all such instruments as may be required by Landlord to evidence and/or perfect these security interests. At Landlord’s expense, Landlord may file at the state and county Uniform Commercial Code filing offices any financing statement or other instrument needed to evidence and/or perfect these security interests. Tenant hereby grants to Landlord a power of attorney specifically limited to Landlord’s execution and filing of any financing statement or other instrument needed to evidence and/or perfect Landlord’s aforesaid security interest, which power is coupled with an interest and is irrevocable during the Term.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Tenant covenants and agrees that it shall, throughout the Term of this Lease, except during the continuation of a Force Majeure Event, continuously use and occupy the Leased Property solely for operation of the Business, and for such other uses as may be necessary or incidental to such use, and for no other purpose without interruption (the foregoing being referred to as the “Permitted Use”). Subject to Sections 16.1 and 16.2 hereof,

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without the prior written consent of Landlord, no Affiliate of Tenant may be a subtenant or concessionaire in the Leased Property. No use shall be made or permitted to be made of the Leased Property which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

4.1.2 Necessary Approvals. Tenant shall at all times during the Term of this Lease and in accordance with the terms of this Lease maintain, in good standing, all Permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Business operated thereon under Applicable Laws, and shall provide to Landlord, upon Landlord’s request, a copy of any documents or information pertaining to said Permits and approvals. Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant in this regard.

4.1.3 Lawful Use, Etc. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, the OTA Assets, or any portion thereof, to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof, (ii) would reasonably be expected to allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, or (iii) are likely to result in a material, negative change in its quality or condition.

4.1.4 Compliance with Legal Requirements. Tenant shall at all times, at its sole cost and expense, keep, maintain and operate the Leased Property in compliance with all Legal Requirements; provided that the cost or expense of any improvement, alteration, repair or addition required under any Legal Requirement or necessary for compliance with any Applicable Law shall be paid for using funds from the Reserve and otherwise in accordance with Article 5 hereof. Tenant agrees to give Landlord Notice of any notices, orders or other communications relating to Legal Requirements affecting the Leased Property which is or are enacted, passed, promulgated, made, issued or adopted, a copy of which is served upon, or received by, Tenant, or a copy of which is posted on or fastened or attached to the Leased Property, within five (5) Business Days after service, receipt, posting, fastening or attaching. At the same time, Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to comply therewith. Tenant shall manage the use of all Hazardous Substances stored at, or used in connection with, the Leased Property and Business in accordance with all applicable Environmental Laws.

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4.2 Environmental Matters.

4.2.1 Except in accordance with Applicable Laws, Tenant shall at all times during the Term keep the Leased Property free of Hazardous Substances. Neither Tenant nor any of its employees, agents, invitees, licensees, contractors, guests, or subtenants (if permitted) shall use, generate, manufacture, refine, treat, process, produce, store, deposit, handle, transport, Release (as defined below), or dispose of Hazardous Substances in, on, at, under, from or about the Leased Property or the Environment thereof, in violation of any Applicable Law(s). Tenant shall give Landlord prompt Notice of any claim received by Tenant from any person, entity, or applicable Governmental Agencies that a Release or disposal of Hazardous Substances has occurred or otherwise been identified on the Leased Property or the Environment thereof, and shall strictly comply with and correct, at Tenant’s sole cost and expense, any and all violations of Applicable Law(s) to the written satisfaction of the applicable Governmental Agencies and Landlord. Upon request of Landlord, Tenant shall provide Landlord with a copy of any and all written correspondence between any such applicable Governmental Agency and Tenant. Under this Section 4.2, the term “Release” shall mean any actual presence in, on, at, under, from, or the spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment of any Hazardous Substance(s). Tenant shall not knowingly or intentionally discharge or permit to be discharged into any septic facility or sanitary sewer system serving the Leased Property any Hazardous Substance(s), toxic or hazardous sewage or waste other than that which is permitted by Applicable Laws or which is normal domestic waste water for the type of business contemplated by this Lease to be conducted by Tenant on, in, at or from the Leased Property. Any Hazardous Substance(s) toxic or hazardous sewage or waste which is produced or generated in connection with the use or operation of the Leased Property shall be handled and disposed of as required by and in strict compliance with all Applicable Law(s), or shall be pre treated to the level of domestic wastewater, as specified by Applicable Law(s), prior to discharge into any septic facility or sanitary sewer system serving the Leased Property.

4.2.2 Tenant acknowledges and understands that Landlord has or shall be conducting surveys of all Leased Property improvements for asbestos/asbestos containing materials (“ACM”) and suspect lead based paint (“LBP”) (collectively, “HUD Materials”), including preparation of an ACM survey and LBP survey prepared by an EP in accordance with any and all guidelines and/or regulations promulgated by the applicable Governmental Authorities associated with HUD Materials and all Applicable Laws. If Landlord determines, in its sole discretion, that HUD Materials are present based on any such ACM and/or LBP survey reports, Tenant covenants and warrants to Landlord that (a) Tenant shall, within fifteen (15) Business Days from the date of Tenant’s receipt of the ACM and/or LBP survey reports, prepare and implement (including all required employee training), at Tenant’s sole cost and expense and using an EP pre-approved by and otherwise reasonably acceptable to Landlord, an operations and maintenance plan (“O&M Plan”) to properly manage any and all the HUD Materials at the Leased Property in accordance with any and all guidelines promulgated by the applicable Governmental Authorities associated with HUD Materials and all Applicable Laws, and (b) if any development, construction, renovation or any other work to be conducted on the Leased Property (collectively, “Site Development”) is reasonably likely to or actually disturbs, damages, or otherwise adversely affects any HUD Materials on the Leased Property, Tenant shall adhere to the guidelines and/or regulations promulgated by the applicable Governmental Authorities and Applicable Laws in connection with Tenant’s timely, lawful and proper

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abatement, management and removal of the HUD Materials prior to any such Site Development. Any and all abatement, management and removal of HUD Materials from the Leased Property shall be undertaken at Tenant’s sole cost, charge and expense, which cost, charge and expense may be paid from the Reserve pursuant to Article 5 hereof. Tenant shall further be liable for any cost, charge, expense or other damages which Landlord incurs as a result of the failure of Tenant to timely comply with its obligations, if any, under this Section 4.2.2. If Tenant fails to complete and/or fully implement the O&M Plan, then Landlord shall have the right, but not the obligation, to undertake, complete and/or implement the O&M Plan, or any portion thereof, and all costs and expenses incurred by Landlord in connection therewith shall be added to the Adjusted Lease Basis. The O&M Plan obligation shall terminate when all HUD Materials have been properly abated at and disposed of from the Leased Property.

4.3 Continuous Operations. Tenant shall continuously operate the Leased Property in the manner required hereunder, shall maintain sufficient skilled staff and employees, and shall maintain adequate levels and quality of P&E, to operate the Leased Property as herein required at its sole cost and expense throughout the entire Term of this Lease. Subject to Section 4.5(f), Tenant shall not enter into any management agreement with respect to the Leased Property unless such management agreement is approved in writing by Landlord, at Landlord’s sole and absolute discretion, and any such management agreement shall be expressly subordinate to the interests of Landlord and the holder of any Facility Mortgage, and the payment of any management fees thereunder shall be expressly subordinate to payment of Rent under this Lease.

4.4 Compliance With Restrictions, Etc. Tenant, at its sole cost and expense, shall comply in all respects with all Permitted Encumbrances affecting the Leased Property and Tenant shall comply with and perform all of the obligations set forth under the same to the extent that the same are applicable to the Leased Property or to the extent that the same would, if not complied with or performed, impair or prevent the continued use, occupancy and operation of the Leased Property for the purposes set forth in this Lease; provided, however, the foregoing shall not require Tenant to perform any of Landlord’s obligations under any Permitted Encumbrance relating to a Facility Mortgage or any other financing incurred by Landlord. Further, in addition to Tenant’s payment obligations under this Lease, Tenant shall pay all sums charged, levied or assessed under any Permitted Encumbrances (other than any encumbrances relating to a Facility Mortgage or any other financing incurred by Landlord) promptly as the same become due and shall, upon receipt of written request by Landlord, promptly furnish Landlord evidence of payment thereof.

4.5 Standard of Operation. Throughout the Term of this Lease, Tenant shall continuously operate (except during a Force Majeure Event) the Business and the Leased Property in full compliance with the terms hereof in a manner consistent with the level of operation maintained as of the Effective Date, as may be improved from time to time, including, without limitation, the following:

(a) to operate the Leased Property and the Business in a prudent manner and in material compliance with Applicable Laws, Accessibility Laws, Legal Requirements and regulations relating thereto, and maintain all Permits and any other agreements necessary for the use and operation of the Business;

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(b) to maintain sufficient P&E and Inventory of types and quantities for the Business to enable Tenant adequately to operate the Business;

(c) to keep all Leased Improvements, OTA Assets and P&E located on the Land or used or useful in connection with the Business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto to keep the same in good operating condition, reasonable wear and tear excepted;

(d) to maintain sufficient working capital to operate the Leased Property as herein required (working capital shall mean assets which are reasonably necessary and used for the day to day operation of the Leased Property, including, without limitation, (i) amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, prepaid expenses, and (ii) funds required to (A) maintain Inventory, (B) pay all Operating Expenses as they become due, less accounts payable and accrued current liabilities, and (C) maintain the Leased Property in good repair, working order and condition, reasonable wear and tear excepted);

(e) to keep, maintain, operate, and use the Leased Property, Business and OTA Assets in compliance with the terms hereof, and at the level of operation conducted at the Facility as of the Effective Date;

(f) to recruit, train and employ appropriate personnel, and, if applicable, retain management and/or consulting services from an Affiliate or other qualified operator or service provider, approved by Landlord, for same; provided that to the extent an Affiliate is engaged to provide services upon the Leased Property, such Affiliate shall be compensated at the prevailing market rates for the area in which the Facility is located; and further provided that Tenant shall not enter into any agreement with an Affiliate or otherwise which purports to obligate Landlord or which survives the expiration or earlier termination of this Lease without the prior written approval of Landlord. The Agreements with the Affiliates referenced in Exhibit I attached hereto and made a part hereof are deemed approved by Landlord; and

(g) to provide prompt written notice to Landlord of material or extraordinary developments, lawsuits, violation of any Legal Requirements and fines relating to the use and operation of the Leased Property or the Business.

4.6 Standards, Not Control. Landlord and Tenant stipulate and agree that the means, pricing, policies, and methods used and actions taken to operate the Business are within the sole control and election of Tenant, and are not specified by or under the control of Landlord. Accordingly, Landlord shall have no responsibility for any action taken by Tenant in order to manage or operate the Business.

4.7 Survival. As to conditions and uses of Tenant existing or occurring prior to the expiration or sooner termination of this Lease, the provisions of this Article 4 shall survive the expiration or sooner termination of this Lease.

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ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Tenant’s Obligations.

5.1.1 Tenant shall, at its sole cost and expense, keep the Leased Property in good working order and repair, reasonable wear and tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature reasonably required for the standard of operation for the Business as set forth herein, whether interior or exterior, structural or nonstructural, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term and whether or not necessitated by siltation, wear, tear, acts of God, obsolescence or defects, latent or otherwise, and shall use all reasonable precautions to prevent damage or injury. All repairs shall be made in a good, workmanlike manner, consistent with the standards generally employed by owners and operators of nursing facilities comparable to the Facility, as may be improved from time to time, in accordance with all applicable federal, state and local statutes, ordinances, by laws, codes, rules and regulations relating to any such work.

5.1.2 Tenant shall also, at its sole cost and expense, put, keep, replace and maintain Tenant’s Personal Property in good repair and in good, safe and substantial order, reasonable wear and tear excepted, howsoever the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence or defects. Tenant may at any time and from time to time remove and dispose of any of Tenant’s Personal Property which is either (i) obsolete or unfit for use or which is no longer useful in the operation of the Business or (ii) not reasonably required for the operation of the Business as required herein.

5.1.3 In addition to the foregoing, Tenant shall, at its sole cost and expense, comply with and perform any maintenance obligations and/or requirements set forth in any and all applicable agreements or permits concerning storm water control or drainage procedures and any agreements or permits applicable to any rights in or to navigable waters associated with or related to the Leased Property or the operation thereof.

5.2 Reserve

5.2.1 Landlord shall establish an interest bearing reserve account (the “Reserve”) in a bank designated by Landlord. All interest earned on the funds in the Reserve shall be added to and remain a part of the Reserve. Both Tenant and Landlord shall be signatories on the Reserve and both parties approval shall be required prior to a party making a withdrawal from the Reserve. Notwithstanding the foregoing, so long as no Tenant Event of Default has occurred and is continuing, Tenant shall be permitted to withdraw funds from the Reserve without Landlord’s prior approval (but with written notice to Landlord), so long as the withdrawn funds are for projects to be funded from the Reserve pursuant to the Reserve Budget and the amounts withdrawn are consistent with such budget. Further, upon the occurrence and continuance of an Event of Default, only Landlord’s approval shall be required to withdraw funds from the Reserve. Such account shall be established in Landlord’s name and control for the purposes set forth in this Lease. The purpose of the Reserve is to cover the cost of the following, to the extent carried out in accordance with this Lease (collectively, “Reserve Expenditures”):

(a) replacements (including P&E Replacements) and renewals and additions to the P&E located at the Land or used in connection with the Business (other than food and beverages located at any restaurant operated in connection with the Business); and

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(b) repairs, alterations (including any Permitted Renovations contemplated by Section 6.2 hereof, subject to the provisions of Section 6.2.2 hereof), improvements, renewals, replacements and additions, whether routine, non routine or major, to the Leased Improvements, including without limitation, those required in order to cause the Leased Property to comply with Applicable Laws and those which are normally capitalized under GAAP such as renovations, alterations, improvements, renewals, replacements and additions (but not ordinary maintenance or repair) to (i) any structures, including bearing walls, foundations, exterior facades, interior walls, roofs and ceilings, any mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Leased Improvements, and all other related improvements and facilities; and (ii) signage, storm drain system, parking lot and related facilities and all other related improvements and facilities, which expenditures Tenant reasonably believes should be made for the Leased Property for the following Fiscal Year in order to maintain the Leased Property in a commercially reasonable condition consistent with the standard of operation for the Business required herein.

(c) In accordance with the terms of Section 4.2.2 hereof, any abatement, management, cleanup, removal or remediation work with respect to any Hazardous Substances, including, without limitation any HUD Materials.

5.2.2 On or before the tenth (10th) Business Day following the end of each Accounting Period during the Term hereof, Tenant shall transfer into the Reserve an amount equal to one twelfth (1/12) of the Reserve Payment. The term “Reserve Payment” shall mean FIFTY-EIGHT THOUSAND AND NO/100 DOLLARS ($58,000.00) per annum during the period commencing on the Effective Date and ending on December 31, 2013, and, thereafter, on the first (1st) day of each Fiscal Year, the Reserve Payment shall be increased by three percent (3%) per annum. Notwithstanding anything to the contrary in this Section 5.2.2, in the event that an amount different than the Reserve Payment set forth above is set forth in a Reserve Budget, or a greater amount is required by the lender holding the first Mortgage on the Facility, then the Reserve Payment shall be such different or greater amount, as the case may be.

5.2.3 On or before November 1st of each Fiscal Year (and in no event later than November 15th of each year), of each Fiscal Year (and within sixty (60) days of the Effective Date for the first Fiscal Year), Tenant shall prepare an estimate (the “Reserve Budget”) of Reserve Expenditures anticipated during the ensuing Fiscal Year, and shall submit such Reserve Budget to Landlord for its review. Such Reserve Budget shall reflect by category the projected budget for Reserve Expenditures for the Leased Property and assumptions on the basis of which such categories were prepared in narrative form if necessary, including separate budget items for all projected expenditures for replacements, substitutions and additions to Tenant’s Personal Property. Tenant shall provide to Landlord reasonable additional detail, information and

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assumptions used in the preparation of the Reserve Budget as requested by Landlord, and shall also submit to Landlord with the Reserve Budget good faith longer range projections of planned Reserve Expenditures for an additional three (3) Fiscal Years. Tenant shall review the Reserve Budget with Landlord, and subject to Landlord’s approval, Tenant shall implement such Reserve Budget for the successive Fiscal Year (during which it shall, if approved by Landlord, be referred to as the “Approved Reserve Budget”). In addition, Landlord shall have the right to reasonably disapprove any expenditures to be made pursuant to the Reserve Budget which are not in compliance with Applicable Laws. Further, Landlord’s approval of any expenditure pursuant to the Reserve Budget shall not be, or be deemed to be, an assumption by Landlord of any liability in connection with the expenditures made. Pending resolution of any dispute, the specific disputed item of the Reserve Budget shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (a) that proposed by Tenant for such Fiscal Year, or (b) such budget item for the Fiscal Year prior thereto. Subject to the terms of this Section 5.2.3, Tenant shall not deviate from the Approved Reserve Budget without the prior reasonable approval of Landlord, except in the case of an emergency where immediate action is necessary to prevent imminent danger to person or property (an “Emergency”). In such circumstances, Tenant shall use good faith efforts to obtain the approval of Landlord if practicable and if such efforts would not pose a risk to the condition of the Leased Property or harm to any person, and in any event provide notice to Landlord as promptly as possible of such expenditure, the amount of and the reason for the same.

5.2.4 Tenant shall, consistent with the Approved Reserve Budget, from time to time make Reserve Expenditures from the Reserve as it reasonably deems necessary in accordance with Section 5.2 and Section 5.2.3. Tenant shall provide to Landlord, within thirty (30) days after the end of each Accounting Period, an itemized statement setting forth Reserve Expenditures made to date during the Fiscal Year, including appropriate supporting documentation such as receipts, invoices or other relevant information required to support and account for such Reserve Expenditures.

5.2.5 In the event Reserve Expenditures not otherwise provided for in the Approved Reserve Budget are required (a) as a result of Legal Requirements, a Force Majeure Event and/or are otherwise required for the continued safe and orderly operation of the Leased Property, (b) due to an Emergency threatening the Leased Property, its guests, invitees or employees, or (c) because the continuation of a given condition will subject Tenant or Landlord to civil or criminal liability (“Unforeseen Reserve Expenditures”), Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the nature of the Unforeseen Reserve Expenditures and the estimated cost thereof, and Landlord agrees that it shall not unreasonably withhold, condition or delay its approval of such Unforeseen Reserve Expenditures.

5.2.6 In the event funds in the Reserve shall be insufficient, or are reasonably projected by Tenant to be insufficient for necessary and permitted Reserve Expenditures, including, without limitation, Unforeseen Reserve Expenditures as set forth under Section 5.2.5 hereof (collectively, “Unfunded Reserve Expenditures”), Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the nature of the Unfunded Reserve Expenditures and the estimated cost thereof, and Landlord, at Tenant’s request but in Landlord’s sole and absolute discretion, shall approve and fund the amount necessary to pay for such Unfunded Reserve Expenditures and the amounts so funded shall constitute part of Landlord’s Additional Investment.

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5.2.7 All interest earned on the Reserve shall be added to and become a part thereof, and all P&E Replacements purchased with funds from the Reserve shall be and remain the property of Landlord and shall be treated as Leased Property pursuant to Section 2.1(e). All funds in the Reserve shall be the property of Landlord throughout the Term and upon expiration or earlier termination of this Lease, subject to Section 5.2.8 below and Tenant’s rights to use the same in accordance with this Article 5.

5.2.8 It is understood and agreed that, during the Term, the Reserve shall be maintained and used solely in connection with the Leased Property. At the end of each Accounting Period, any amounts remaining in the Reserve shall be carried forward to the next Accounting Period, but Tenant shall not receive a credit for such remaining amounts against the Reserve Payment to be deposited by Tenant in such next Accounting Period. If this Lease is terminated or for any reason expires, all funds remaining in the Reserve shall be retained by Landlord as the sole and exclusive property of Landlord.

5.2.9 If Landlord wishes to grant a security interest in or create another encumbrance on its interest in the Reserve in connection with a Facility Mortgage, including all or any part of the existing or future funds therein, or any general intangible in connection therewith, the instrument granting such security interest or creating such other encumbrance shall expressly provide that such security interest or encumbrance is subject to the rights of Tenant with respect to the Reserve as set forth herein so long as no Tenant Event of Default is occurring and continuing.

5.3 Landlord Funding. If Landlord provides Landlord’s Additional Investment to fund the costs of construction, renovation and/or refurbishment, as applicable, with respect to the Leased Property (an “Improvement Project”), Landlord and Tenant acknowledge and agree that (a) all amounts funded by Landlord in connection with such Improvement Project shall be deemed and treated as Landlord’s Additional Investment and shall be added to and become part of the Adjusted Lease Basis, (b) all amounts disbursed by Landlord in connection with such Improvement Project shall be used by Tenant solely in connection with the Permitted Renovations to the Leased Property approved in writing by Landlord in connection with such Improvement Project, (c) the terms, conditions, rights and obligations of Tenant and Landlord, as applicable, set forth in this Section 5.3 shall be complied with in all respects by Tenant and Landlord, as applicable, with respect to such Improvement Project, and (d) all improvements and personal property acquired in connection with such Improvement Project shall be the property of Landlord and shall be part of the Leased Property hereunder.

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ARTICLE 6

IMPROVEMENTS, ETC.

6.1 Prohibition. Except for Minor Alterations as hereinafter expressly provided in Section 6.2, no portion of the Leased Property shall be demolished, removed or altered by Tenant in any manner whatsoever without the prior written consent and approval of Landlord. Tenant shall be entitled and obligated to undertake all alterations to the Leased Property required by any Legal Requirements and, in such event, Tenant shall comply with the provisions of Section 6.2 below.

6.2 Permitted Renovations. The activities permitted pursuant to Section 6.2.1 and Section 6.2.2 below shall collectively constitute “Permitted Renovations”.

6.2.1 Minor Alterations. Landlord acknowledges that certain minor alterations and renovations to the Leased Improvements may be undertaken by Tenant from time to time (“Minor Alterations”). Landlord hereby agrees that Tenant shall be entitled to perform such Minor Alterations on or about the Leased Improvements without the prior approval of Landlord; provided, however, that the cost of each Minor Alteration shall not exceed Two Hundred Thousand and No/100 Dollars ($200,000.00), and the same shall not weaken or impair the structural strength of any buildings or other structural improvements which constitute part of the Leased Improvements, or alter their design or appearance (including, but not limited to, a reduction in the number of units), materially impair the use of any of the service facilities located on the Leased Property, or fundamentally affect in any detrimental manner the character or suitability of, the Leased Improvements for the Permitted Use above, or materially lessen or impair the value thereof. If Tenant elects to perform any Minor Alterations, the cost thereof shall be borne by Tenant and accounted for in accordance with GAAP unless the cost of such Minor Alteration constitutes an approved Reserve Expenditure, an Unforeseen Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.5 or an Unfunded Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.6.

6.2.2 Additions, Expansions and Structural Alterations. All alterations, additions, expansions and renovations to the Leased Improvements which do not qualify as Minor Alterations shall constitute “Major Alterations.” Except as expressly permitted in Section 6.1 and Section 6.2.1 above, nothing in this Article 6 or elsewhere in this Lease shall be deemed to authorize Tenant to perform any Major Alterations; it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval may be withheld by Landlord in its sole and absolute discretion (unless the Major Alteration is required by any Governmental Agency, in which case Landlord’s consent shall not be unreasonably withheld, conditioned or delayed), and may be conditioned upon the payment by Tenant to Landlord of all reasonable costs incurred by Landlord in evaluating the same, providing additional insurance and such other conditions as Landlord may impose. If Tenant elects to perform any Major Alterations, the cost thereof shall be borne by Tenant unless the Major Alteration constitutes an Improvement Project which has been approved by Landlord pursuant to Section 5.3, an approved Reserve Expenditure or an Unforeseen Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.5 or an Unfunded Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.6 or involves the use of insurance proceeds to repair, replace or reconstruct following any damage or destruction.

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6.3 Conditions to Reserve Expenditures and Permitted Renovations. In connection with any Reserve Expenditures Permitted Renovations pursuant to the Approved Reserve Budget, Tenant shall satisfy the following conditions:

(a) Except in the case of Minor Alterations, before the commencement of any Permitted Renovations, plans and specifications therefor or a detailed itemization thereof prepared by a licensed architect reasonably approved by Landlord or other design professional appropriate under the circumstances reasonably approved by Landlord shall be furnished to Landlord for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such approval shall not constitute Landlord’s agreement that such plans and specifications are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the Permitted Renovations contemplated thereby. In the case of Minor Alterations, to the extent applicable, Tenant shall furnish to Landlord a complete set of plans and specifications therefore or a detailed itemization thereof for its records.

(b) To the extent required by any Legal Requirements and Applicable Laws, before the commencement of any such work, Tenant shall obtain the approval thereof by all Governmental Agencies having or claiming jurisdiction of or over the Leased Property, and with any public utility companies having an interest therein. In connection with any such work Tenant shall materially comply with all Legal Requirements and Applicable Laws, of all other Governmental Agencies having or claiming jurisdiction of or over the Leased Property and of all their respective departments, bureaus and offices, and with the requirements, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies then writing policies covering the Leased Property or any part thereof.

(c) Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and in accordance with the plans and specifications required under this Section 6.3 therefor, the terms, provisions and conditions of this Lease and all governmental requirements.

(d) Landlord, at its sole cost and expenses and upon not less than twenty-four (24) hours Notice to Tenant, shall have the right to inspect any such work at all times during normal working hours using such inspector(s) as it may deem necessary so long as such inspections do not unreasonably interfere with Tenant’s work and the Business (but Landlord shall not thereby assume any responsibility for the proper performance of such work in accordance with the terms of this Lease, nor any liability arising from the improper performance thereof).

(e) All work comprising a part of the Permitted Renovations or other work pursuant to which Reserve Expenditures are used, shall, subject to Section 7.1 hereof, be performed free of any Liens on Landlord’s fee simple and/or leasehold interest, or Tenant’s leasehold interest, in the Leased Property.

(f) To the extent required by any Legal Requirements or Applicable Laws, upon substantial completion of any Permitted Renovations or other work pursuant to which Reserve Expenditures are used, Tenant shall procure a certificate of occupancy, certificate of completion or other final approvals, if applicable, from the appropriate Governmental Agencies and provide copies of same to Landlord

Batesville Healthcare Center Batesville, Arkansas

(g) Tenant shall, and hereby agrees to, indemnify, save, pay, insure and hold Landlord and its Affiliated Parties harmless from and against and reimburse Landlord for any and all loss, damage, cost, liability, fee and expense (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property; whether or not the same is caused by, or is the fault of Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, materialmen or any other third party; provided, however, Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct.

6.4 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with maintenance and repair performed pursuant to Article 5 and the making of Permitted Renovations pursuant to this Article 6 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Reserve.

6.5 Project Budget Overruns. Other than as specifically set forth herein, Landlord shall not be responsible for the cost of any Improvement Projects or Permitted Renovations contemplated or permitted hereby. Landlord shall have the right to review and approve a budget for any Improvement Projects or Permitted Renovations which Landlord agrees to fund. With respect to any Improvement Project or Permitted Renovation which Landlord agrees to fund, all such amounts shall be added to and become a part of the Adjusted Lease Basis, as more particularly described in Section 5.3 hereof. In the event Landlord agrees to fund any Improvement Project or Permitted Renovation, Landlord agrees that it will fund up to ten percent (10%) in excess of the original approved budget, but shall have no responsibility to fund any costs which, in the aggregate, exceed one hundred and ten percent (110%) of the approved budgeted amount for such Improvement Project or Permitted Renovation. To the extent that Tenant requests that Landlord fund and Landlord agrees to fund such amounts in excess of one hundred and ten percent (110%) of the approved budgeted amount for any Improvement Project or Permitted Renovation, one hundred fifty percent (150%) of such excess amounts funded by Landlord shall be added to and become a part of Adjusted Lease Basis. Notwithstanding the foregoing, even in the event Tenant does not request Landlord to fund such excess, Tenant shall remain obligated to diligently complete any such Improvement Project or Permitted Renovation in a timely and workmanlike manner, consistent with all Landlord approved plans and specifications and in conformance with all Applicable Laws. Tenant acknowledges that any expenditure in excess of one hundred and ten percent (110%) of the approved budgeted amount for such Improvement Project or Permitted Renovation, and any other expenditure for Improvement Projects or Permitted Renovations, may be subject to Landlord obtaining the approval of such expenditure by the board of directors of the Parent of Landlord.

ARTICLE 7

LANDLORD’S INTEREST NOT SUBJECT TO LIENS

7.1 Liens, Generally. Tenant shall not, directly or indirectly, create or cause to be imposed, claimed or filed upon the Leased Property, the OTA Assets or any of Tenant’s assets, properties or income or any portion thereof related to the Leased Property or upon the interest of

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Landlord therein, any Lien of any nature whatsoever, except upon Landlord’s prior written consent which consent may be withheld in Landlord’s sole and absolute discretion. If, because of any act or omission of Tenant, any such Lien shall be imposed, claimed or filed by any party whosoever or whatsoever, Tenant shall, subject to Section 7.3, at its sole cost and expense, cause the same to be promptly (and in no event later than thirty (30) days following receipt of notice of such Lien) fully paid and satisfied or otherwise promptly discharged of record (by bonding or otherwise) and Tenant shall indemnify, save, pay, insure and hold Landlord harmless from and against any and all costs, liabilities, suits, penalties, claims and demands whatsoever, and from and against any and all reasonable attorney’s fees, at both trial and all appellate levels, resulting or on account thereof and therefrom. In the event that Tenant shall fail to comply with the foregoing provisions of this Section 7.1, Landlord shall have the option, but not the obligation, of paying, satisfying or otherwise discharging (by bonding or otherwise) such Lien and Tenant agrees to reimburse Landlord, upon demand and as an Additional Charge, for all sums so paid and for all costs and expenses incurred by Landlord in connection therewith, together with interest thereon, until paid.

Notwithstanding anything to the contrary, Tenant shall (i) be entitled to secure accounts receivable financing (the “AR Financing”) from an accounts receivable lender (the “AR Lender”) of Tenant’s selection, which AR Financing shall be secured by a first priority lien in such Tenant’s accounts receivable and other Tenant’s Personal Property located at the Facility and the Affiliated Leased Properties (but no others) (the “AR Collateral”); and, (ii) in connection with Tenant securing such AR Financing, Landlord shall subordinate the priority of its security interest, if any, in the AR Collateral, including accounts receivable, pursuant to the terms of a commercially reasonable Intercreditor Agreement agreed to between Landlord, Tenant, AR Lender and any Mortgagee. Further, the restrictions contained herein shall not be construed to prohibit purchase money liens in connection with the financing of vehicles or other equipment and property serving the Facility, provided the sum of such financing of equipment and property (other than vehicles) does not exceed $25,000 per year.

7.2 Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction, mechanics’ and materialmen’s liens. All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, subject to Section 7.3, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by Applicable Laws. If a Lien is released, Tenant shall

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thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the County in which the Leased Property is located, and otherwise sufficient to establish the release as a matter of record. Before commencing any work relating to alterations, additions, or improvements affecting the Leased Property (other than Minor Alterations), Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Land and Leased Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other Liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Land and Leased Improvements. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Leased Improvements by or at the direction of Tenant, and subject to Section 7.3, shall promptly cause the release of any such Liens as provided hereinabove.

7.3 Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same promptly after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its sole cost and expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.

7.4 Notices of Commencement of Construction. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be deemed to be a partner, joint venturer or agent of Landlord. Tenant agrees that any contracts it enters into for improvements to the Leased Property shall clearly state that Landlord is not responsible for the obligations of Tenant thereunder. Further, Tenant shall not permit any Major Alteration to be commenced until such time as Tenant has provided Landlord with a fully executed copy of the construction contract evidencing incorporation of the aforesaid language.

ARTICLE 8

TAXES AND ASSESSMENTS

8.1 Obligation to Pay Taxes and Assessments. Throughout the entire Term, Tenant shall bear, pay and discharge as Additional Charges and not later than the last day on which payment may be made without penalty or interest, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as

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ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term hereof accrue and/or be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or any part thereof or the Business conducted thereon, including, without limitation, ad valorem real and personal property taxes, all taxes charged, laid, levied, assessed or imposed in lieu of or in addition to any of the foregoing by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of Governmental Agencies, and all assessments and charges imposed pursuant to the Permitted Encumbrances (other than those relating to a Facility Mortgage or other financing of Landlord) or other documents of record affecting title to the Leased Property, with the understanding that any such Additional Charge that relates to any period prior to the expiration of the Term or the earlier termination of this Lease which does not become due and payable until after such expiration or termination shall be the responsibility of Tenant. Tenant shall prepare and timely file all applicable returns required with respect to such taxes, assessments, impositions or charges, including, without limitation, all personal property tax returns required in connection with the Leased Property. Upon Landlord’s request, Tenant shall promptly furnish to Landlord satisfactory evidence of the payment of all such taxes, assessments, impositions or charges and copies of any such returns filed. Notwithstanding the foregoing, Tenant shall not be responsible for Additional Charges due and payable after the expiration of the Term to the extent that the same relate and apply interests and benefits accruing to Landlord after the Term. Tenant shall have no right to approve any Facility Mortgage or other documents relating to indebtedness of Landlord and Tenant shall have no responsibility to pay any tax, charge or imposition levied with respect to any Facility Mortgage.

8.2 Tenant’s Right to Contest Taxes. Notwithstanding the foregoing, Tenant shall have the right, after prior written notice to Landlord, to contest at its own expense the amount and validity of any taxes affecting the Leased Property by appropriate proceedings under Applicable Laws conducted in good faith and with due diligence and to postpone or defer payment thereof, provided and so long as:

(a) Such proceedings shall operate to suspend the collection of such taxes with respect to the Leased Property;

(b) Neither the Leased Property nor any part thereof would be in immediate danger of being forfeited or lost by reason of such proceedings, postponement or deferment; and

(c) Tenant shall have furnished Landlord with security for payment of the contested taxes which is satisfactory to Landlord, and, in the event that the preconditions set forth in (a) and (b) above are no longer met, Landlord shall have the right to draw upon such security to pay and discharge the taxes in question and any Liens against the Leased Property arising thereunder.

8.3 Tax and Insurance Escrow Account. During the existence of any Event of Default hereunder, or upon request of a Mortgagee, Landlord shall have the right, by written notice to Tenant effective as of the date of such notice, to require Tenant to pay or cause to be paid into a separate account (the “Tax and Insurance Account”) to be established by Tenant with a lending institution or other third party escrow agent designated by Landlord (which Tax and Insurance

Batesville Healthcare Center Batesville, Arkansas

Account shall not be removed from such lending institution or other third party escrow agent without the express prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed), and which Landlord may draw upon, a reserve amount sufficient to discharge the obligations of Tenant under Section 8.1 and Article 9 hereof (other than worker’s compensation insurance premiums) with respect to real estate taxes and insurance premiums for the applicable Fiscal Year as and when they become due (such amounts, the “Tax and Insurance Escrow Amount”). During each month commencing with the first full calendar month following the receipt of said notice from Landlord, Tenant shall deposit into the Tax and Insurance Account one twelfth of the Tax and Insurance Escrow Amount so that as each installment of insurance premiums and real estate taxes becomes due and payable, there are sufficient funds in the Tax and Insurance Account to pay the same. If the amount of such insurance premiums and real estate taxes has not been definitively ascertained by Tenant at the time when any such monthly deposit is to be paid, Landlord shall require payment of the Tax and Insurance Escrow Amount based upon the amount of premiums and real estate taxes paid for the preceding year, subject to adjustment as and when the amount of such premiums and real estate taxes are ascertained by Tenant. The Tax and Insurance Escrow Amount in the Tax and Insurance Account shall be and constitute additional security for the performance of Tenant’s obligations hereunder and shall be subject to Landlord’s security interest therein and shall, if there are sufficient funds in escrow, be used to pay taxes and insurance premiums when due. Landlord and Tenant shall execute such documentation as may be necessary to create and maintain Landlord’s security interest in the Tax and Insurance Account.

ARTICLE 9

INSURANCE

9.1 Insurance Requirements. Commencing upon the Effective Date, Tenant shall procure and maintain the following insurance at all times during the term of this Agreement, provided, however, that Landlord reserves the right, at its sole discretion, to place on behalf of Landlord and Tenant, any of the insurance coverages required herein, Landlord shall provide Tenant with written notice prior to exercising such right:

(a) Property Insurance, (and to the extent applicable, Builder’s Risk Insurance) including boiler and machinery and/or Equipment Breakdown coverage to the building(s) and contents by risks commonly covered by an ISO Special Cause of Loss or its equivalent. The amount of such insurance shall be not less than one hundred percent (100%) of the full insurable replacement cost of the Leased Improvements, physical OTA Assets, furniture, furnishings, fixtures, equipment, and other items included in the Facility and owned by Landlord or Tenant from time to time, without reduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing such coverage or, at Landlord’s election, by reference to such indices, appraisals, or information as Landlord determines in its reasonable discretion. Full insurable replacement cost, as used herein means, with respect to any and all Leased Improvements, the cost of replacing the Land and Leased Improvements without regard to deduction for depreciation (less cost of excavations, foundations, and footings below the lowest basement floor). Such coverage

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shall contain a replacement cost/agreed amount endorsement, waiver of co-insurance, and Ordinance and Law coverage endorsement which shall contain Coverage A equal to the full replacement cost of the undamaged portion of the building and Coverage B and Coverage C in an amount at least equal to Three Million and No/100 Dollars ($3,000,000.00) combined limit for both demolition and increased cost of construction, with Landlord having the right, in its reasonable discretion, to require greater coverage.

(b) Flood Insurance, not less than full replacement cost basis with a limit equivalent to the replacement cost of the Facility (the Real Property and its personal property) or maximum available at commercially reasonable terms with deductibles that are reasonable and customary to similar properties. Coverage must include business income, including loss of rents. If the Facility or any part thereof is identified by the Federal Emergency Management Agency (or successor governmental agency or authority performing such identification functions) as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the maximum insurance available under the appropriate National Flood Insurance Administration program, with any excess limits as Landlord may require; provided, however, under no circumstances shall such limits exceed $2,500,000 per occurrence/annual aggregate. Coverage must include business income, including loss of rents. In the event that the deductible is greater than $500,000, such higher deductible must be acceptable to Landlord, which approval will not be unreasonably withheld.

(c) Earthquake Insurance is required if the Facility is located in whole or in part within an Earthquake zone, as determined by the U.S. Geological Survey, including insurance coverage for loss or damage caused by earth movement. Such coverage, including business income, shall be for not less than the probable maximum loss as determined by a recognized earthquake/engineering firm, less a reasonable deductible subject to the approval of Landlord. Such insurance shall contain limits and deductibles acceptable to the Landlord and in accordance with that which is customarily carried by owners of properties similar in type, location and quality as the Leased Improvements

(d) Business Interruption Insurance (including loss of rents) which must be maintained in an amount sufficient to provide proceeds which will cover the “Actual Loss Sustained” during restoration of any portion of the Facility or the Leased Improvements. Actual Loss Sustained shall mean projected gross revenues (less non-recurring expenses) for a period of not less than twelve (12) months with a one hundred twenty (120) day extended period of indemnity (or such longer period as may be reasonably required by any Mortgagee, but in no event more than 180 days). The amount of coverage shall be adjusted annually to reflect changes to Actual Loss Sustained during the succeeding twelve (12) month period. The perils covered by this insurance shall be the same as those required in Sections 9.1(a), 9.1(b), and 9.1(c) above.

(e) If required by Landlord or Mortgagee, all insurance policies, except earthquake and flood, procured under Sections 9.1(b) and 9.1(c) above shall provide terrorism coverage, to the extent available through the commercial insurance market or by Federal Act at rates, terms and conditions acceptable to Landlord. If Landlord requires terrorism insurance to be procured by Tenant under Section 9.1(a) above, Landlord shall authorize Tenant to procure such coverage and Tenant shall provide Landlord said rates, terms and conditions of the terrorism insurance upon binding coverage for the Facility.

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(f) Commercial General Liability on an occurrence form (ISO CG0001 or its equivalent) with unimpaired limits not less than $1,000,000.00 per occurrence and $2,000,000.00 general aggregate. Further, liquor liability coverage shall be provided to the extent such exposure exists. An endorsement shall be included naming Landlord as an additional insured as respects liability arising from work, operations, occupancy or use of the Leased Property by or on behalf of Tenant. Coverage must include contractual liability, product/completed operations liability (unless otherwise agreed) and broad form property damage and must contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance must be written on an occurrence basis. Liability insurance maintained by Tenant will be primary coverage naming the mortgagee as an additional insured, without right of contribution by any similar insurance that may be maintained by Landlord. Coverage for sexual/physical abuse or molestation should be included. Should “Claims Made” coverage be obtained, the coverage under such policy must be continuously maintained with a retroactive date preceding the commencement date of this Lease and shall continue for a period following the expiration or termination of this Lease that is sufficient to cover any applicable statute of limitations.

(g) Commercial Automobile Liability insurance including coverage for owned, non-owned and leased automobiles liability with limits of at least $1,000,000 per accident.

(h) Employee Dishonesty/Crime insurance in an amount acceptable to Landlord and Tenant; provided that maintenance of the deductible shall be commercially reasonable and shall be maintained by owners of properties similar in type, location and quality as the Facility.

(i) Workers’ Compensation and Employers Liability insurance shall be in the form and amount required by state statute with limits of at least $500,000 each accident; $500,000 Disease-Policy Limit, and $500,000 Disease-Each Employee, or such other amounts as are required by law or available on a voluntary basis.

(j) Employment Practices Liability insurance with limits in an amount equal to the following: (i) $100,000 per accident for accidental injury; (ii) $100,000 per employee; and (iii) $100,000 aggregate for occupational illness or disease, including coverage for a third party.

(k) Professional Liability coverage for claims arising as a result of alleged negligence, dishonesty, errors or omissions while performing or rendering professional services with limits of not less than $250,000 per occurrence and $1,000,000 in the aggregate. Coverage for sexual/physical abuse or molestation shall be included.

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(l) Umbrella/Excess Liability insurance on an occurrence form above the required Commercial General Liability, Commercial Auto Liability and Employer’s Liability coverages with limits of not less than $5,000,000 per occurrence and $5,000,000 general aggregate written on a form excess over and no less broad than the liability coverage referenced above.as the underlying commercial general liability; automobile liability, and employer’s liability. Coverage must drop down for exhausted aggregate limits under Commercial General Liability, Commercial Auto Liability and Employer’s Liability subject to a self-insured retention not to exceed $10,000 per occurrence or accident.

(m) Mortgagee Provisions, (if applicable) which must match standard clause of ISO forms of Lender’s Loss Payable clause as further described in section D of ISO form CP 12 18 (06 07); a copy of which must be included with the certificate of insurance.

(n) Such additional insurance or increased insurance limits as may be reasonably required, from time to time, by Landlord (including, without limitation, any mortgage, security agreement or other financing permitted hereunder and then affecting the Leased Property, as well as any declaration, ground lease or easement agreement affecting the Leased Property), or any Mortgagee, provided the same is customarily carried by a majority of comparable facilities in the area.

So long as Tenant utilizes a captive insurance Program with respect to Professional Liability insurance required hereunder, on an annual basis concurrent with its delivery of financial statements to Landlord, Tenant shall also provide Landlord with an annual report from its captive reflecting the use of funds and the reserve balances available for Professional Liability claims therein.

9.2 Waiver of Subrogation. Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss, and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

9.3 General Insurance Provisions. Except as otherwise provided in this Article 9, the property insurance deductible shall not exceed Fifty Thousand and No/100 Dollars ($50,000.00), unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (i.e., wind or flood) is mandated by the insurance carrier. All insurance policies pursuant to this Article 9 shall: (i) be with insurers authorized to conduct business in the state within which the Leased Property is located; (ii) currently have and at all times during this Lease maintain a rating of at least A- from Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. or an AM Best Rating of A-VII or better; (iii) specifically identify insured location(s) by name and contain the complete address of the Leased Property; (iv) be for terms of at least one (1) year; (v) contain deductibles to be approved by Landlord in its reasonable discretion; (vi) not cause Landlord to be liable for any insurance premiums thereon or subject to any assessments thereunder, ; and (vii) all such coverages required herein shall be primary and any insurance carried by any additional insured shall be excess and non-contributory to the extent of the indemnification obligation pursuant to Section 9.4 below. All such policies

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described in Section 9.1, with the exception of Workers’ Compensation, Employer’s Liability, Employee Dishonesty/Crime, Professional Liability and Employment Practices Liability, shall name Landlord, CNL Healthcare Properties, Inc., a Maryland corporation, or its designated Subsidiaries and Affiliates, and any Mortgagee whose name and address has been provided to Tenant as additional insureds, Mortgagee’s, lenders loss payees, or mortgagees, as their interests may appear and to the extent of their indemnity. All loss adjustments shall be payable as provided in Article 10. Tenant shall deliver certificates of liability (Acord 25) and Evidence of Commercial Property Insurance (Acord 28) thereof to Landlord and Mortgagee prior to their effective date (and, with respect to any renewal binder, no less than ten (10) days prior to the expiration of the existing policy and the renewal policy no more than thirty (30) days after the renewal of the policy), which certificates shall state the nature and level of coverage reported thereby, as well as the amount of the applicable deductible. Upon Landlord’s request, duplicate original copies of all insurance policies to be obtained by Tenant shall be provided to Landlord by Tenant. All such policies must provide Landlord (and any Mortgagee whose name and address has been provided to Tenant if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy.

In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such certificates to Landlord or any Mortgagee at the times required, Landlord shall have the right, but not the obligation, subject to the provisions of Section 12.4, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as an Additional Charge, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

9.4 Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify, pay, save, insure, defend and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control during the Term, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property during the Term, or any litigation, proceeding or claim by Governmental Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord, at Tenant’s sole cost and expense. The obligations of Tenant under this Section 9.4 shall survive the expiration or any early termination of this Lease.

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ARTICLE 10

CASUALTY

10.1 Restoration and Repair. If during the Term the Leased Property shall be totally or partially destroyed and thereby rendered Unsuitable for Its Permitted Use, Tenant shall give Landlord prompt Notice thereof. Either Landlord or Tenant may, by the giving of Notice thereof to the other party within sixty (60) days after such casualty occurs, terminate this Lease, whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage and Tenant shall pay to Landlord the amount of any deductible. If this Lease is not terminated, Tenant shall be obligated to promptly proceed with the complete restoration and repair of the Leased Property first using available proceeds from any insurance policy then in place naming Tenant as an insured party, plus the amount of any deductible thereunder. In the event that the total amount of such available insurance proceeds and any deductible to be paid by Tenant thereunder are insufficient to pay all necessary repair and restoration costs and expenses, Landlord shall fund any additional costs or expenses to repair and restore the same, and any and all amounts so funded by Landlord shall be deemed and treated as Landlord’s Additional Investment hereunder and, accordingly, the Adjusted Lease Basis shall increase by an amount equal to the amount funded by Landlord contemporaneously with the funding thereof by Landlord. Tenant further expressly acknowledges, understands and agrees that in the event that this Lease is terminated as aforesaid, Landlord may settle any insurance claims and Tenant shall, upon request of Landlord, reasonably cooperate in any such settlement. If during the Term, the Leased Property shall be destroyed or damaged in whole or in part by fire, windstorm or any other cause whatsoever, but the Leased Property either (i) is not rendered Unsuitable for Its Permitted Use or (ii) is rendered Unsuitable for Its Permitted Use but neither Landlord nor Tenant terminate this Lease in the manner provided above, then, Tenant shall give Landlord prompt Notice thereof and Tenant shall, subject to the provisions of Section 10.2 below, repair, reconstruct and replace the Leased Property, or the portion thereof so destroyed or damaged, at least to the extent of the value and character thereof existing immediately prior to such occurrence and in compliance with all Legal Requirements, including any alterations to the Leased Property required to be made by any Governmental Agencies due to any changes in code or building regulations (which Tenant acknowledges may increase the replacement value of the Leased Property which Tenant will then be required to insure, due to any changes in code or building regulations). All such restoration work shall be started as promptly as practicable by Tenant following Tenant’s receipt of insurance proceeds and, if applicable, any additional funds Landlord is obligated to fund pursuant to this Section 10.1, and thereafter diligently completed by Tenant. Tenant shall, however, promptly take such action as is necessary to assure that the Leased Property (or any portion thereof), does not constitute a nuisance or otherwise present or constitute a health or safety hazard. Notwithstanding anything herein to the contrary, if damage to or destruction of the Leased Property occurs during the last twenty-four (24) months of the Term and such damage or destruction cannot reasonably be expected to be fully repaired or restored prior to the date that is twelve (12) months prior to the end of such Term, Tenant shall have no obligation to repair or restore such damage or destruction.

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10.2 Escrow and Disbursement of Insurance Proceeds. If this Lease is not otherwise terminated pursuant to Section 10.1, then in the event of a casualty resulting in a loss to the Leased Improvements and/or the P&E in an amount greater than Fifty Thousand and No/100 Dollars ($50,000.00) (as determined by an architect or engineer selected by Landlord), subject to the rights of any Mortgagee, the proceeds of all insurance policies maintained by Tenant shall be deposited in Landlord’s name in an escrow account at a bank or other financial institution designated by Landlord, and shall be used by Tenant for the repair, reconstruction or restoration of the Leased Property in accordance with the requirements of this Article 10. Tenant shall, at the time of establishment of such escrow account and from time to time thereafter until said work shall have been completed and paid for, furnish Landlord with adequate evidence acceptable to Landlord that at all times the undisbursed portion of the escrowed insurance proceeds, together with any funds made available by Tenant, is sufficient to pay for the repair, reconstruction or restoration in its entirety. Landlord may, at its option, require, prior to advancement of said escrowed insurance proceeds (i) approval of plans and specifications by an architect or other design professional appropriate under the circumstances and approved by Landlord and Tenant (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) general contractors’ estimates, (iii) architect’s certificates, (iv) unconditional lien waivers of general contractors, if available, (v) evidence of approval by all Governmental Agencies and other regulatory bodies whose approval is required, and (vi) such other terms as a Mortgagee or lender of Landlord may reasonably require. The escrowed insurance proceeds shall be disbursed by Landlord, not more than bi-weekly, upon (y) certification of the architect or engineer selected by Landlord and having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration, and (z) submittal by Tenant of a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Tenant shall obtain, and make available to Landlord, receipted bills and, upon completion of said work, full and final waivers of lien. In the event of a casualty resulting in a loss payment for the Leased Property in an amount equal to or less than the amount stated above, the proceeds shall be paid to Tenant, and shall be applied towards repair, reconstruction and restoration. Any and all loss adjustments with respect to losses payable hereunder shall require the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. All salvage resulting from any risk covered by insurance shall belong to Tenant, provided any rights to the same have been waived by the insurer. In addition, notwithstanding anything in this Lease to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall pay for all repairs, reconstruction or alterations up to the full amount of such deductible (and provide evidence of such payment to Landlord by documentation reasonably acceptable to Landlord) before any insurance proceeds are used for repairs, reconstruction or alterations.

10.3 No Abatement of Rent; Reduction in Adjusted Lease Basis. Unless terminated in accordance with the provisions of Section 10.1 above, this Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all Additional Charges as and when required under this Lease shall remain unabated during the Term notwithstanding any casualty to the Leased Property. Notwithstanding the foregoing, to the extent that any insurance proceeds are received by Landlord in connection with a casualty and not used in the repairs, reconstruction and restoration of the Leased Property, then the Adjusted Leases Basis shall be reduced by an amount equal to the amount of such insurance proceeds not applied to the repairs, reconstruction and restoration of the Leased Property. The provisions of this Article 10 shall be considered an express agreement governing any event of casualty involving the Leased Property and, to the maximum extent permitted by law, Tenant hereby waives the application of any local or state statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement.

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10.4 Business Interruption Insurance. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property and the business interruption insurance maintained for the benefit of Tenant shall be paid to Tenant; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Landlord hereunder.

10.5 Restoration of Tenant’s Property. If Tenant is required to restore the Leased Property as hereinabove provided, Tenant shall either (i) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, or (ii) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of the Leased Property.

10.6 Waiver. Tenant hereby waives to the maximum extent permitted by law, any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Leased Property and agrees that its rights shall be limited to those set forth in Section 10.1.

10.7 Rights of Mortgagee. Notwithstanding any provision herein to the contrary, so long as a Facility Mortgage is in existence, all insurance proceeds with respect to the Leased Property to be paid and disbursed to Landlord pursuant to the terms of this Lease shall be paid and disbursed in accordance with the loan documents executed in connection with such Facility Mortgage, provided that such Mortgagee agrees in writing with Landlord and Tenant to disburse such proceeds in accordance with this Lease.

ARTICLE 11

CONDEMNATION

11.1 Total Condemnation, Etc. If the whole of the Leased Property shall be taken or Condemned for any public or quasi public use or purpose, by right of eminent domain or by purchase in lieu thereof, or if a substantial portion of the Leased Property shall be so taken or condemned such that the portion or portions remaining is or are not sufficient and suitable for the continued operation thereof as required herein, so as to effectively render the Leased Property Unsuitable for its Permitted Use, then this Lease and the Term hereby granted shall cease and terminate (without prejudice to Landlord’s and Tenant’s respective rights to an award under Section 11.3 below) as of the date on which the Condemnor takes possession and all Rent shall be paid by Tenant to Landlord up to that date or refunded by Landlord to Tenant if Rent has previously been paid by Tenant beyond that date.

11.2 Partial Condemnation. If a portion of the Leased Property shall be subject to any Condemnation, and the portion or portions remaining can be adapted and used for the conduct of the Business in accordance with the terms of this Lease, such that the Leased Property is not effectively rendered Unsuitable for its Permitted Use, then Tenant shall, utilizing, as reasonably

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necessary, Condemnation proceeds paid to Landlord from the Condemnor, promptly restore the remaining portion or portions thereof to a condition comparable to their condition at the time of such Condemnation, less the portion or portions lost by the taking, and this Lease shall continue in full force and effect with no reduction or abatement of Rent, subject to Section 11.4 below.

11.3 Disbursement of Award. Subject to the rights of any Mortgagee, the entire Condemnation award for the Leased Property or the portion or portions thereof so taken shall be apportioned between Landlord and Tenant as follows: (a) if this Lease terminates due to a Condemnation, Landlord shall be entitled to the entire award; provided, however, that any portion of the award expressly made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, and the taking of Tenant’s Personal Property shall be the sole property of and payable to Tenant, and (b) if this Lease does not terminate due to such Condemnation, Tenant shall be entitled to the award to the extent required for restoration of the Leased Property, and Landlord shall be entitled to the balance of the award not applied to restoration. In any Condemnation proceedings, Landlord and Tenant shall each seek its own award in conformity herewith, at its own expense. If this Lease does not terminate due to a Condemnation, Tenant shall, with due diligence, restore the remaining portion or portions of the Leased Property in the manner hereinabove provided. In such event, and subject to the rights of any Mortgagee, the proceeds of the award to be applied to restoration shall be deposited with a bank or financial institution designated by Landlord as if such award were insurance proceeds, and the amount so deposited will thereafter be treated in the same manner as insurance proceeds are to be treated under Section 10.2 of this Lease until the restoration has been completed and Tenant has been reimbursed for all the costs and expenses thereof. If the award is insufficient to pay for the restoration, Landlord shall be responsible for the remaining cost and expense of such restoration and such cost shall be added to the Adjusted Lease Basis. All proceeds in excess of those required for restoration shall be disbursed to Landlord upon completion of such restoration.

11.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Lease shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property. Notwithstanding the foregoing, in the event that 10% or more of occupied residential units are rendered uninhabitable as a result of post-condemnation restoration, then so long as Tenant is diligently pursuing such restoration, then rent shall abate on a pro-rata basis from the date of taking to the completion of restoration. Also, notwithstanding the foregoing, if this Lease is not terminated as a result of a Condemnation, to the extent that any portion of the award received by Landlord in connection with a Condemnation is not used in the repairs, reconstruction and restoration of the Leased Property, then the Adjusted Leases Basis shall be reduced by an amount equal to the amount of such award not applied to the repairs, reconstruction and restoration of the Leased Property.

The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by Applicable Laws, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement shall have any application in such case.

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ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Tenant Events of Default. Each of the following events shall be an “Event of Default” hereunder by Tenant and shall constitute a breach of this Lease:

(a) If Tenant shall fail to (i) pay, when due, any Minimum Rent due hereunder and such failure in each such event shall continue for a period of five (5) Business Days after such amounts become due.

(b) If Tenant shall fail to (i) pay, when due, any Additional Charge due hereunder; or (ii) make any required contribution to the Reserve pursuant to Section 5.2 of this Lease, and such failure in each such event shall continue for a period of five (5) days after receipt of written Notice thereof from Landlord.

(c) If any assignment, transfer or sublease of or concerning any of the Leased Property, specifically excluding the P&E, shall be made or deemed to be made that is in violation of the provisions of this Lease.

(d) If any lien or encumbrance of the Leased Property or OTA Assets or if any assignment, transfer, sublease, lien or encumbrance of the P&E shall be made or deemed to be made that is in violation of the provisions of this Lease and such violation or failure shall continue for a period of ninety (90) days after written notice thereof from Landlord.

(e) If Tenant shall cease the actual and continuous operation of the Business contemplated by this Lease to be conducted by Tenant upon the Leased Property (and such cessation is not the result of casualty, Condemnation or a Permitted Renovation and accompanying restoration or is not otherwise permitted by Landlord or is not the result of Applicable Laws or during an Emergency or other Force Majeure Event); or if Tenant shall vacate, desert or abandon the Leased Property; or if the Leased Property shall become empty and unoccupied; or if any of the Leased Property or Leased Improvements are used or are permitted to be used for any purpose, or for the conduct of any activity, other than the Permitted Use.

(f) If, at any time during the Term of this Lease, Tenant shall file in any court, pursuant to any statute of either the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, or if Tenant shall make an assignment for the benefit of its creditors or petitions for or enters into an arrangement with its creditors.

(g) If, at any time during the Term of this Lease, there shall be filed against Tenant in any court pursuant to any statute of the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, and any such proceeding against Tenant shall not be dismissed within ninety (90) days following the commencement thereof.

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(h) If Tenant’s leasehold interest in the Leased Property or any property therein (including, without limitation, any material portion of Tenant’s Personal Property) shall be seized under any levy, execution, attachment or other process of court where the same shall not be vacated or stayed on appeal or otherwise within ninety (90) days thereafter, or if Tenant’s leasehold interest in the Leased Property is sold by judicial sale and such sale is not vacated, set aside or stayed on appeal or otherwise within ninety (90) days thereafter.

(i) If any of the Permits material to the operation of the Business or the use of the Land for its Permitted Use are at any time suspended and the suspension is not stayed pending appeal within thirty (30) days of the date of the notice of the suspension of any Permits material to the operation of the Business or the use of the Land for its Permitted Use, or voluntarily terminated without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole opinion and discretion.

(j) If any governmental agency or regulatory authority places a ban on admissions to the Facility and such ban is not lifted and admissions again permitted within ninety (90) calendar days; provided, however, if such violation or failure is incapable of cure by Tenant within such ninety (90) calendar days after Tenant’s diligent and continuous efforts to cure the same, Tenant shall have an additional thirty (30) days to complete such cure before it shall be an Event of Default hereunder; provided Tenant commenced the cure within the initial ninety (90) calendar days and diligently thereafter pursues its remedies with the applicable Government Agency; provided further that Tenant shall have no right to an additional cure period if the Facility is in imminent loss of licensure.

(k) If Tenant fails to give notice to Landlord not later than ten (10) Business Days after Tenant’s receipt of any fine notice from any Government Agency relating to a violation of Applicable Law at the Land or relating to the Business, which violation, if not cured, could cause a cessation of operations of the Business or a substantial portion thereof.

(l) If Tenant fails during the Term of this Lease to cure or abate any violation of Applicable Law occurring during the Term that is claimed by any Governmental Agency of any law, order, ordinance, rule, regulation or Applicable Laws pertaining to the operation of the Business or the use of the Land for its Permitted Use, and within the later of (i) the time permitted by such authority for such cure or abatement, or (ii) thirty (30) days after written notice thereof from Landlord.

(m) If Tenant violates or fails to comply with or perform any other term, provision, covenant, agreement or condition to be performed or observed by Tenant under this Lease which is not otherwise identified in this Section 12.1, and such violation or failure shall continue for a period of thirty (30) days after receipt of written notice thereof from Landlord; provided, however, if such violation or failure is incapable of cure by

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Tenant within such thirty (30) days after Tenant’s diligent and continuous efforts to cure the same, it shall not constitute an Event of Default provided Tenant commences the cure within thirty (30) days and diligently thereafter completes the cure of same within a commercially reasonable period of time after such written notice.

(n) If Tenant encumbers the Leased Property, the OTA Assets or its interests under this Lease with leasehold financing in violation hereof.

(o) If there shall be a default by any Guarantor under the Guaranty and such default is not cured within any applicable cure period.

(p) If there shall be a default by any Affiliated Tenant under any Affiliated Lease and such default is not cured within any applicable cure period. By execution of this Agreement, Tenant expressly agrees and acknowledges that for the limited purposes of assumption and rejection of this Lease under Section 365 of Title 11 of the U.S. Code, the Lease and the Affiliated Leases shall be construed as an integrated agreement and are not severable. Tenant expressly agrees and acknowledges that this Section 12.1 is a material inducement to Landlord entering into the Lease and that it has received material consideration in connection herewith.

(q) If Tenant shall be in default under any AR Financing and such default is not cured within any applicable cure period.

12.2 Landlord Remedies Upon An Event of Default by Tenant. If any of the Events of Default hereinabove specified shall occur and be continuing, Landlord shall have and may exercise any of the following rights and remedies:

(a) Landlord may, pursuant to written notice thereof to Tenant, immediately terminate this Lease and, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for Landlord’s own account without liability for trespass (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and, for Tenant’s breach of and default under this Lease, recover immediately from Tenant any and all sums and damages due or in existence at the time of such termination, including, without limitation, (i) all Rent and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Tenant to Landlord hereunder prior to such termination, (ii) all reasonable costs and expenses of Landlord in connection with the recovery of possession of the Leased Property, including reasonable attorney’s fees and court costs, and (iii) all reasonable costs and expenses of Landlord in connection with any reletting or attempted reletting of the Leased Property or any part or parts thereof, including, without limitation, brokerage fees, advertising costs, reasonable attorney’s fees and the cost of any alterations or repairs or tenant improvements which may be reasonably required to so relet the Leased Property, or any part or parts thereof.

(b) Landlord may, pursuant to any prior notice required by law, and without terminating this Lease, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for the account of Tenant, make

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such alterations of and repairs and improvements to the Leased Property as may be reasonably necessary in order to relet the same or any part or parts thereof and, directly or through a qualified management or operating company which may include an Affiliate of Landlord, operate and manage the Leased Property, and relet or attempt to relet the Leased Property or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term of this Lease), at such rents and upon such other terms and provisions as Landlord, in its sole discretion, may deem advisable. If Landlord takes possession and control of the Leased Property and operates the same, Tenant shall, for so long as Landlord is actively operating the Leased Property, have no obligation to operate the Leased Property but agrees that Landlord, any contract manager or operator, or any new tenant or sublessee may, to the extent permitted by Applicable Laws, operate the Business under Tenant’s Permits, including, unless prohibited by Applicable Laws, the healthcare license, if any, until same are issued in the name of Landlord or the new manager/operator or tenant or sublessee, as applicable. In addition, Tenant will reasonably cooperate with Landlord in transferring, to the extent transferable, any of Tenant’s Permits which Landlord determines would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. If Landlord relets or attempts to relet the Leased Property, or obtains a contract manager or operator for the Leased Property, Landlord shall at its sole discretion determine the terms and provisions of any new lease or sublease, or management or operating agreement, and whether or not a particular proposed manager or operator, or new tenant or sublessee, is acceptable to Landlord. Upon any such reletting, or the operation of the Leased Property by a contract manager or operator, all rents or incomes received by Landlord from such reletting or otherwise from the operation of the Leased Property shall be applied, (i) first, to the payment of all costs and expenses of recovering possession of the Leased Property, (ii) second, to the payment of any costs and expenses of such reletting and or operation, including brokerage fees, advertising costs, reasonable attorney’s fees, a reasonable management fee (if considered necessary by good business practices), and the cost of any alterations and repairs reasonably required for such reletting or operation of the Leased Property, (iii) third, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to Landlord, (iv) fourth, to the payment of all Rent and other sums due and unpaid hereunder, and (v) fifth, the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the rents received from such reletting or net income from the operation of the Leased Property during any period shall be less than the Rents and Additional Charges required to be paid during that period by Tenant hereunder, Tenant shall promptly pay any such deficiency to Landlord and failing the prompt payment thereof by Tenant to Landlord, Landlord shall immediately be entitled to institute legal proceedings for the recovery and collection of the same. Such deficiency shall be calculated and paid at the time each payment of Minimum Rent or any other sum shall otherwise become due under this Lease, or, at the option of Landlord, at the end of the Term of this Lease. Landlord shall, in addition, be immediately entitled to sue for and otherwise recover from Tenant any other damages occasioned by or resulting from any abandonment of the Leased Property or other breach of or default under this Lease other than a default in the payment of Rent. No such reentry, retaking or resumption of possession of the Leased Property by Landlord for the account of Tenant shall be construed as an election on the part of

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Landlord to terminate this Lease unless a written notice of such intention shall be given to Tenant or unless the termination of this Lease be decreed by a court of competent jurisdiction. Notwithstanding any such re entry and reletting or attempted reletting of the Leased Property or any part or parts thereof for the account of Tenant without termination, Landlord may at any time thereafter, upon written notice to Tenant, elect to terminate this Lease or pursue any other remedy available to Landlord for Tenant’s previous breach of or default under this Lease.

(c) Landlord may, without reentering, retaking or resuming possession of the Leased Property, sue for all Rent and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder (discounted to present value) either: (i) as they become due under this Lease, taking into account that Tenant’s right and option to pay the Rent hereunder on a monthly basis in any particular Fiscal Year is conditioned upon the absence of a Default on Tenant’s part in the performance of its obligations under this Lease, or (ii) at Landlord’s option, accelerate the maturity and due date of the whole or any part of the Rent for the entire then remaining unexpired balance of the Term of this Lease, as well as all other sums, charges, payments, costs and expenses required to be paid by Tenant to Landlord hereunder, including, without limitation, damages for breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration, such that all sums due and payable under this Lease shall, following such acceleration, be treated as being and, in fact, be due and payable in advance as of the date of such acceleration. Landlord may then proceed to recover and collect all such unpaid Rent and other sums so sued for from Tenant by distress, levy, execution or otherwise. Regardless of which of the foregoing alternative remedies is chosen by Landlord under this subparagraph (c), Landlord shall not be required, except as may be required by Applicable Law, to relet the Leased Property nor exercise any other right granted to Landlord pursuant to this Lease, nor, except as may be required by Applicable Laws, shall Landlord be under any obligation to minimize or mitigate Landlord’s damages or Tenant’s loss as a result of Tenant’s breach of or default under this Lease. Notwithstanding the foregoing, following such time as Landlord may obtain possession of the Leased Property, Landlord or its successor Landlord at the time of any Lease termination, shall continue to make the Leased Property available for lease, on an “as is” basis, and shall turn over the net proceeds thereof to Tenant to the extent actually received by Landlord in respect of any time period for which Landlord shall have received the full amount of Rent payable with respect thereto (albeit perhaps on a basis reasonably discounted for the time value of money or present value basis).

(d) Landlord may, in addition to any other remedies provided herein, to the extent permitted by Applicable Laws, enter upon the Leased Property or any portion thereof and take possession of (i) any and all of Tenant’s Personal Property, if any, (ii) Tenant’s books and records necessary to operate the Leased Property, and (iii) the Reserve, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same by public or private sale, after giving Tenant reasonable notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant’s Personal Property, if any, unless otherwise prevented by law. Unless

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otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such Property (including reasonable attorneys’ fees based upon services rendered at hourly rates) shall be credited against Rent which is due hereunder.

(e) Tenant acknowledges that one of the rights and remedies available to Landlord under Applicable Law is to apply to a court of competent jurisdiction for the appointment of a receiver to collect the rents, issues, profits and income of the Leased Property and to manage the operation of the Leased Property. Therefore, in addition to any other right or remedy of Landlord under this Lease, Landlord may petition any appropriate court for appointment of a receiver to manage the operation of the Leased Property (or any portion thereof), to collect and disburse all rents, issues, profits and income generated thereby. The receiver shall be entitled to a reasonable fee for his services as receiver. All such fees and other expenses of the receivership estate shall be payable as Additional Charges under this Lease. To the extent permitted by Applicable Law, Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

(f) In addition to the remedies hereinabove specified and enumerated, Landlord shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of reentry, unlawful detainer proceedings and other remedies were not herein provided. Accordingly, the mention in this Lease of any particular remedy shall not preclude Landlord from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding Landlord from having or exercising such lawful remedies as may be and become necessary in order to preserve Landlord’s right or the interest of Landlord in the Leased Property and in this Lease, even before the expiration of any notice periods provided for in this Lease, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights and estate of Landlord in this Lease and in the Leased Property. For purposes hereof Landlord’s right to act before the expiration of a notice period under the preceding sentence shall only apply when an applicable governmental agency has provided written notice that such authority intends to terminate such license and/or provider number and that the final date for such termination is within thirty (30) days. In addition, any provision of this Lease to the contrary notwithstanding, no provision of this Lease shall delay or otherwise limit Landlord’s right to seek injunctive relief or Tenant’s obligation to comply with any such injunctive relief.

12.3 Landlord Event of Default; Tenant Remedies. It shall be an Event of Default by Landlord hereunder and a breach of this Lease if Landlord shall fail to perform any obligation of Landlord expressly contemplated in this Lease, and such failure shall continue for a period of forty (45) days after written Notice thereof from Tenant; provided, however, if such failure is incapable of cure by Landlord within such forty (45) days after Landlord’s diligent and continuous efforts to cure the same, Landlord shall have up to an additional period of sixty (60) days for a total of one hundred five (105) days to cure the same. Tenant shall have, as its sole and

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exclusive remedy for any such Event of Default by Landlord hereunder, the right to either (i) bring and pursue an action for specific performance against Landlord with respect to such Event of Default, in which event, Tenant shall specifically waive any right to pursue a claim for damages, or (ii) bring and pursue an action for actual damages resulting from such Event of Default. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY, TO THE CONTRARY NOTWITHSTANDING, TENANT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, IN ANY ACTION OR PROCEEDING AGAINST LANDLORD ARISING UNDER OR WITH RESPECT TO THIS LEASE, ANY RIGHT, POWER OR PRIVILEGE TENANT MAY HAVE TO TERMINATE THIS LEASE OR TO CLAIM OR RECEIVE ANY PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER SPECIAL DAMAGES (INCLUDING LOST PROFITS AND ANY CLAIMS FOR LOSS OF FUTURE REVENUES FROM LOSS OF USE OF THE LEASED PROPERTY), AND TENANT ACKNOWLEDGES AND AGREES THAT THE REMEDIES HEREIN PROVIDED WILL IN ALL CIRCUMSTANCES BE ADEQUATE. Landlord and Tenant acknowledge and agree that to the extent the provisions of this Section 12.3 conflict with any Applicable Laws, the terms and provisions of this Section 12.3 shall control.

12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be prescribed by the laws of the State in which the Leased Property is located.

12.5 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall occur and be continuing beyond any applicable cure period, Landlord may, but shall have no obligation to, perform the same for the account and at the expense of Tenant. If, at any time and by reason of such Event of Default, Landlord is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense in the enforcement of its rights hereunder or otherwise, such sum or sums, together with interest thereon at the Overdue Rate, shall be deemed an Additional Charge hereunder and shall be repaid to Landlord by Tenant promptly when billed therefor, and Landlord shall have all the same rights and remedies in respect thereof as Landlord has in respect of the rents herein reserved.

12.6 Landlord’s Security Interest and Lien. Landlord shall have, and Tenant hereby grants, a security interest in (a) Tenant’s Personal Property (specifically excluding any proprietary software or proprietary operating systems of Tenant and items listed on Schedule 12.6 attached hereto) or the equity of Tenant therein located at the Leased Property and (b) Tenant’s books and records related solely to and necessary to operate the Leased Property. Such lien shall be subordinate to any AR Financing pursuant to the terms of the Intercreditor Agreement. This security interest is granted for the purpose of securing the payment of Rent, Additional Charges, assessments, penalties and damages herein covenanted to be paid by Tenant. Upon the occurrence and continuance of an Event of Default hereunder, and subject to the terms and provisions of the Intercreditor Agreement, Landlord shall have all remedies available under

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the Uniform Commercial Code enacted in the State, including, without limitation, the right to take possession of the above-mentioned property and dispose of it by sale in a commercially reasonable manner. Tenant hereby authorizes Landlord to file such financing statements as Landlord deems necessary and appropriate in such jurisdictions as Landlord deems necessary and appropriate for the purpose of serving notice to third parties of the security interest herein granted. Tenant agrees, upon Landlord’s written demand after the occurrence and continuance of an Event of Default, to convey the OTA Assets to Landlord at no cost.

12.6.1 Landlord shall have at all times during the Term of this Lease, a valid lien for all Rent, Additional Charges and other sums of money becoming due hereunder from Tenant, upon all goods, wares, merchandise, Inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant situated in or upon the Leased Property, including Tenant’s Personal Property (specifically excluding any proprietary software or proprietary operating systems of Tenant and items listed on Schedule 12.6 attached hereto) and any interest of Tenant in P&E Replacements, and such property shall not be removed therefrom except in accordance with the terms of this Lease without the approval and consent of Landlord until all arrearages in Rent, Additional Charges or other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law for foreclosure of security interests or in any other manner and form provided by law. The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Lease such financing statements as Landlord deems necessary and appropriate in such jurisdictions as Landlord deems necessary and appropriate in order to perfect Landlord’s lien provided herein or granted or created by state law. Tenant further agrees that during the occurrence and continuance of an Event of Default, Tenant shall not make any distributions to its shareholders, partners, members or other owners and any such distributions shall be considered and deemed to be fraudulent (within the meaning of the United States Commercial Code) and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.

12.7 Collateral Assignment. As additional security for Tenant’s performance of its obligations hereunder, Tenant hereby collaterally assigns to Landlord, to the extent assignable, all of Tenant’s right, title and interest in Permits, Operating Contracts, and other agreements and documents held by Tenant (but expressly excluding documents and other materials which are legally privileged or which pertain to the ownership, corporate structure or corporate governance of Tenant) and necessary and used to operate the Leased Property for its Permitted Use. Such collateral assignment shall become an outright assignment and shall be effective upon the expiration or sooner termination of this Lease by Landlord as a result of an Event of Default by Tenant without the need to execute any additional instruments evidencing such assignment. Tenant agrees and acknowledges that any third party may rely upon a written statement by Landlord as to an Event of Default by Tenant and the termination of this Lease. Notwithstanding the foregoing, Tenant agrees to execute and deliver to Landlord, upon the termination of this Lease by Landlord as a result of Event of Default by Tenant, such instruments evidencing the assignment contemplated hereby as may be required by Landlord in its sole and absolute discretion.

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ARTICLE 13

HOLDING OVER

If Tenant or any other Person or party claiming by, through or under Tenant shall remain in possession of the Leased Property or any part thereof following the expiration of the Term or earlier termination of this Lease without an agreement in writing between Landlord and Tenant with respect thereto, such Person or party remaining in possession shall be deemed to be a tenant at sufferance, and during any such holdover, the Rent payable under this Lease by such tenant at sufferance shall be equal to two hundred percent (200%) of the rate or rates in effect immediately prior to the expiration of the Term or earlier termination of this Lease. In no event, however, shall such holding over be deemed or construed to be or constitute a renewal or extension of this Lease.

ARTICLE 14

LIABILITY OF LANDLORD; INDEMNIFICATION

14.1 Liability of Landlord. Landlord and its Affiliates shall not be liable to Tenant, its employees, agents, invitees, licensees, customers or clients for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct), including, but not limited to: (a) repairs to any portion of the Leased Property; (b) interruption in Tenant’s use of the Leased Property; (c) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of any equipment within the Leased Property, including without limitation, heating, cooling, electrical or plumbing equipment or apparatus; (d) the termination of this Lease by reason of the Condemnation or destruction of the Leased Property in accordance with the provisions of this Lease; (e) any fire, robbery, theft, mysterious disappearance or other casualty; (f) the actions of any other person or persons, other than Landlord or an Affiliate of Landlord; (g) any leakage or seepage in or from any part or portion of the Leased Property, whether from water, rain or other precipitation that may leak into, or flow from, any part of the Leased Property, or from drains, pipes or plumbing fixtures in the Leased Improvements; (h) any condition relating to the Environment, except as otherwise provided for herein; and (i) the existence of any Hazardous Substance located at, on or in the Land, except as otherwise provided for herein. Any goods, property or personal effects stored or placed by Tenant or its employees in or about the Leased Property including Tenant’s Personal Property, shall be at the sole risk of Tenant.

14.2 Indemnification of Landlord. Tenant shall defend, indemnify, pay, save and hold Landlord harmless from and against any and all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Landlord, arising directly or indirectly from: (a) any failure by Tenant to perform any of the terms, provisions, covenants or conditions of this Lease, on Tenant’s part to be performed including but not limited to the payment of any fee, cost or expense which Tenant is obligated to pay and discharge hereunder, (b) any accident, injury or damage which shall happen at, in or upon the Leased

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Property; (c) any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use or operation by any person of the Leased Property, or any part thereof, or the operation of the Business contemplated by this Lease to be conducted thereon, thereat, therein, or therefrom arising during the Term; (d) any failure of Tenant to comply with the Legal Requirements as provided for or required under this Lease; (e) the presence of any Hazardous Substance or contamination of the Leased Property or the ground water thereof, arising during the Term, whether caused by Tenant or an Affiliate of Tenant, their employees, agents, invitees, customers, licensees or contractors; (f) any discharge of toxic or hazardous sewage or waste materials from the Leased Property into any septic facility or sanitary sewer system serving the Leased Property arising on or after the date Tenant takes possession of the Leased Property, whether by Tenant or Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors; or (g) any other act or omission of Tenant or Tenant Affiliate, or any of their employees, agents, invitees, customers, licensees or contractors. Notwithstanding anything set forth above in this Section 14.2, Tenant shall not be liable for or be obligated to defend, indemnify, pay, save and hold Landlord harmless from and against any liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs or expenses of any kind or nature, including reasonable attorneys’ fees and court costs, resulting from Landlord’s gross negligence or willful misconduct. Tenant’s indemnity obligations under this Article and elsewhere in this Lease shall survive expiration, assignment or earlier termination of this Lease.

14.3 Notice of Claim or Suit. Tenant shall promptly notify Landlord of any material claim, action, proceeding or suit instituted or threatened against Tenant or Landlord of which Tenant receives notice or of which Tenant acquires knowledge (a “Claim”). In the event Landlord is made a party to any action for damages or other relief against which Tenant has indemnified Landlord, as aforesaid, Tenant shall at its own expense using counsel reasonably approved by Landlord, diligently defend Landlord, and pay all costs in such litigation; provided, however, that Landlord shall have the option, at its sole cost and expense, to engage its own counsel in connection with its own defense or settlement of said litigation, in which event Tenant shall reasonably cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense. In the event Landlord is required to secure its own counsel due to a conflict in the interests of Tenant and Landlord in any action for damages or other relief against which Tenant has indemnified Landlord, Tenant shall pay all of Landlord’s reasonable costs in such litigation. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay costs incurred by Landlord in engaging separate counsel to defend Landlord pursuant to this Section 14.3, unless Landlord is required to secure its own counsel as a result of a conflict of interest between Landlord and Tenant in any action for damages or other relief against which Tenant has indemnified Landlord. Tenant is required to approve a settlement agreement for any such claim or suit as requested by Landlord and which is consistent with applicable insurance company requirements, unless Tenant posts a bond or other security acceptable to Landlord for any potentially uninsured liability amounts. Notwithstanding any provision herein to the contrary, on or before the end of each Fiscal Quarter, Tenant shall provide Landlord with a status report with respect to all Claims, which status report shall include a summary as to the status of each Claim.

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14.4 Limitation on Liability of Landlord. In the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against Landlord’s interest in the Leased Property. In no event shall any partner, member, officer, director, stockholder or shareholder of Landlord or any partner thereof or Affiliate or Subsidiary thereof, be personally liable for the obligations of Landlord hereunder.

ARTICLE 15

REIT AND UBTI REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Code, the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and that neither party will take, or permit to take, any action that would cause any amount received by Landlord under this Lease to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

15.1 Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to the Tenant cannot exceed fifteen percent (15%) of the total rent received or accrued by Landlord under this Lease for the Fiscal Year of Landlord. In addition, Landlord’s customary practice is to limit “rents attributable to any personal property” to twelve and one-half percent (12.5%) of the total rent received or accrued by Landlord pursuant to any lease agreement. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b) 1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed twelve and one-half percent (12.5%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord may, at Landlord’s sole option and absolute discretion (i) notify Tenant, and Landlord and Tenant shall negotiate in good faith the purchase by Tenant of items of personal property anticipated by Landlord to be in excess of the REIT Personal Property Limitation, provided, in such event, Tenant’s responsibility to purchase such personal property would be offset by Landlord in some mutually agreeable manner, which would not result in Landlord earning income which would constitute “unrelated business taxable income” within the meaning of Section 512 of the Code, if Landlord was a “qualified trust” within the meaning of Section 856(h)(3)(E) of the Code; or (ii) restructure the ownership of Landlord and/or Landlord’s ownership of the personal property and lease, or cause an Affiliate to lease to Tenant, pursuant to a separate lease agreement, such personal property, and Tenant agrees that it shall cooperate with Landlord in good faith in connection with such restructuring and shall execute any separate or amended lease agreements, provided the same do not materially increase Tenant’s economic liability or materially affect Tenant’s rights and obligations under this Lease.

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15.2 Basis for Sublease Rent Restricted. Tenant cannot sublet the property that is leased to it by Landlord, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) and Section 512(b)(3) of the Code and regulations promulgated thereunder.

15.3 Landlord Affiliate Subleases Restricted. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, with the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512(b)(13) of the Code.

15.4 Landlord Interests in Tenant Restricted. Anything to the contrary in this Lease notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in Tenant within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Lease notwithstanding, Tenant shall not take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code.

15.5 Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “rents from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code.

15.6 Certain Subtenants Prohibited. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that would be described in Section 514(c)(9)(B)(iii) or (iv) of the Code.

15.7 Future Amendment. Tenant hereby agrees to amend this Article 15 from time to time as Landlord deems necessary or desirable in order to effectuate the intent hereof, so long as any such amendment does not increase Tenant’s economic obligations under this Lease.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Transfers Prohibited Without Consent. Tenant shall not, without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole opinion and discretion, sell, assign, sublease, license, concession or otherwise transfer this Lease, or Tenant’s interest in the Leased Property together with all interests of Tenant in all property of

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any nature located and used at the Leased Property (including without limitation Tenant’s Personal Property), in whole or in part, or any rights or interest which Tenant may have under this Lease, or sublet, license or concession any part of the Leased Property, or grant or permit any Lien or encumbrance on or security interest in Tenant’s interest in this Lease, except as set forth in Section 7.1 and this Article 16. Any sale, assignment, sublease, license, concession or transfer of this Lease without the prior written consent of Landlord shall be voidable at Landlord’s option; provided however, notwithstanding anything herein to the contrary, the following transfers may be made without the prior consent of Landlords: (i) assignments or subleases with respect to the lease by Tenant to an Affiliate of Tenant; (ii) transfers of direct or indirect membership interests in Tenant between existing Members of Tenant; (iii) transfers of direct or indirect membership interests in Tenant by a transferor to (A) Immediate Family of such transferor, or (B) a trust of which such transferor is the grantor and such transferor, or his or her spouse, is the trustee for the benefit of such spouse or Immediate Family of such spouse, or (C) an Entity or Entities in which such transferor or his or her Immediate Family member shall retain Control; (iv) transfers of up to forty nine percent (49%) in the aggregate, of the direct membership interests in Tenant to any Person; and/or (v) enter into a sublease with Batesville Healthcare Center, LLC, an Arkansas limited liability company, the existing operator of the Facility, for the period commencing on the Commencement Date and expiring on the Closing Date (as defined in the OTA). Upon any assignment of this Lease in its entirety by Tenant with Landlord’s consent, Tenant shall be released from all future liability and obligations accruing under this Lease from and after the date of the assignment.

16.2 Indirect Transfer Prohibited Without Consent. Schedule 16.2 attached hereto sets forth the current ownership and Control of Tenant. A (a) sale, assignment, pledge, transfer, exchange or other disposition of the stock, partnership interests, membership interests or other equitable interests in Tenant or any Person Controlling Tenant, which results in a change or transfer of Control or a change or transfer of management of Tenant, or (b) merger, consolidation or other combination of Tenant with another entity which results in a change or transfer of management or Control of Tenant, shall be deemed an assignment hereunder and shall be subject to Section 16.1 hereof. For purposes hereof, change or transfer of management or Control or effective Control, shall mean a transfer of fifty percent (50%) or more of the economic benefit of, or Control of, any such entity. Notwithstanding the foregoing, any Affiliate of Tenant may transfer his, her or its stock, partnership interests, membership interests or other equitable interests in Tenant without first obtaining the prior written consent of Landlord if such transfer or other disposition (i) is the result of the death of such Affiliate, (ii) involves a transfer to (A) the Immediate Family of such Affiliate, or (B) a trust of which such Affiliate is the grantor and such Affiliate, or his or her spouse, is the trustee for the benefit of such spouse or Immediate Family of such spouse, or (C) an Entity or Entities in which such Affiliate, spouse or Immediate Family member shall retain Control.

16.3 Adequate Assurances. Without limiting any of the foregoing provisions of this Article, if, pursuant to the U.S. Bankruptcy Code, as the same may be amended from time to time, Tenant is permitted to assign or otherwise transfer its rights and obligations under this Lease in disregard of the restrictions contained in this Article, the assignee shall be deemed to agree to provide adequate assurance to Landlord (a) of the continued use of the Leased Property solely in accordance with the Permitted Use thereof, (b) of the continuous operation of the

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business on the Leased Property in strict accordance with the requirements of Article 4 hereof, and (c) of such other matters as Landlord may reasonably require at the time of such assumption or assignment. Without limiting the generality of the foregoing, adequate assurance shall include, without limitation, the requirement that any such assignee shall (i) have a net worth (exclusive of good will) of not less than the aggregate of the Rent due and payable for the previous Fiscal Year and (ii) continue the Security Deposit. Such assignee shall expressly assume this Lease by an agreement in recordable form, an original counterpart of which shall be delivered to Landlord prior to an assignment of this Lease. Any approval of such successor Tenant shall not affect or alter Landlord’s approval rights of each manager of the Leased Property or successor Tenants.

16.4 Landlord Transfers. Landlord may, in its sole and absolute discretion, sell, assign, convey or otherwise transfer its interest in this Lease or the Leased Property, or any portion thereof, or any interest therein, directly or indirectly, to any Person, without the consent of Tenant. Tenant shall attorn to any such transferee and continue to be bound by this Lease in the event of any such transfer, provided, however, that Tenant shall continue to pay Rent and other Additional Charges to Landlord and performance all other obligations under this Lease in favor of Landlord until Tenant receives written notice of any such assignment of this Lease by Landlord and a copy of such transferee’s assumption of all obligations of Landlord under the terms of this Lease.

ARTICLE 17

ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS AND OPERATING STATEMENTS

17.1 Estoppel Certificates. Tenant and Landlord shall from time to time, within fifteen (15) days after receipt of a written request therefor and without charge, give an Estoppel Certificate in the form (or substantially the form) of Exhibit C attached hereto and containing such other matters as may be reasonably requested to any Person specified by such requesting party.

17.2 Monthly Financial Statements. Throughout the Term of this Lease, Tenant shall prepare and deliver to Landlord within twenty (20) calendar days after the end of each Accounting Period: (i) an income (or profit and loss) statement and operating balance sheet showing the results of the operation of the Leased Property, prepared in accordance with GAAP (without footnotes), and a comparison against the Annual Budget for the for the immediately preceding Accounting Period, Fiscal Quarter and Fiscal Year to date; (ii) a census report showing patient days by payor type for the immediately preceding Accounting Period; (iii) a statement of total facility revenues by payor type for the immediately preceding Accounting Period, Fiscal Quarter and for the Fiscal Year to date (if not included in the income or profit and loss statement); (iv) an accounts receivable aging report by payor type for the preceding Accounting Period; (v) copies of any correspondence with fiscal intermediaries which would be material to the operation of the Leased Property, including any property cost reports filed; and (vi) a reconciliation of the Reserve for the immediately preceding Accounting Period. This information shall be provided to Landlord under a complete financial statement for the Business which shall be delivered electronically within the designated time periods in the form customarily provided in the industry and approved in advance by Landlord. The aforesaid

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financial statements shall be accompanied by an Officer’s Certificate which, for purposes hereof shall mean a Certificate of the Chief Executive Officer or the Chief Financial Officer of Tenant (or of Tenant’s general partner or manager) (an “Officer’s Certificate”) in which such Officer shall certify to the best of such Officer’s knowledge (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of its operations for the period covered thereby, and (b) that no Event of Default has occurred and is continuing hereunder.

17.3 Annual Financial Statements. Tenant shall deliver to Landlord within eighty (80) days after the end of each Fiscal Year, a profit and loss statement, balance sheet and statement of cash flow showing results from the operation of the Leased Property during such Fiscal Year, including without limitation, an accounting of the calculation of amounts paid into the Reserve and reasons for material variations from the approved budget for such year. The aforesaid financial statements shall be accompanied by an a certificate by an officer or manager of Tenant (which certificate shall be certified by an officer of Tenant or Tenant’s general partner, managing member or manager, as applicable) in which such Officer shall certify to the best of such officer’s knowledge (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of the Facility at and as of the dates thereof and the results of its operations for the period covered thereby, and (b) that no Event of Default has occurred and is continuing hereunder. Tenant shall also deliver to Landlord at any time and from time to time, upon not less than twenty (20) days’ notice from Landlord, any financial statements or other financial reporting information required to be filed by Landlord with the SEC or any other governmental authority or required pursuant to any order issued by any Governmental Agencies or arbitrator in any litigation to which Landlord is a party for purposes of compliance therewith. Notwithstanding the foregoing, in the event that Tenant’s financial records are not otherwise being reviewed or audited by an independent certified public accountant then Landlord will accept financial statements certified true and correct by the Chief Financial Officer of Tenant (or of Tenant’s general partner or manager). In connection with Landlord’s responsibility to maintain effective internal controls over financial reporting and the requirements for complying with the Sarbanes-Oxley Act of 2002, Tenant hereby agrees to provide reasonable access to the Leased Property, including the Leased Property’s books and records, and reasonable assistance necessary to Landlord that will allow Landlord to conduct activities necessary to satisfy such responsibilities, including, but not limited to, the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Landlord agrees to provide Tenant with appropriate notice regarding the conduct of activities anticipated in this provision. Tenant agrees to provide, at Landlord’s request, evidence of Tenant’s documented policies, if any, regarding “whistle-blower” procedures and regarding the reporting of fraud or misstatements involving financial reporting.

17.4 Records. Tenant shall keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up to date books and records adequate to reflect clearly and correctly the results of operations of the Leased Property. Such books and records shall be kept and maintained at the Leased Property or Tenant’s principal office at 1422A Clarkview Road, Baltimore, Maryland 21209. Landlord or its representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance Notice, to examine and copy the books and records pertaining to the Leased Property.

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17.5 General Operations Budget. In addition to the Reserve Budget, Tenant shall use reasonable commercial efforts to furnish to Landlord, on or before November 1st of each Fiscal Year (and in no event later than November 15th of each year), a proposed annual budget, a marketing/business plan in a form satisfactory to Landlord and consistent with the then standards for nursing facilities comparable to the Facility setting forth the strategic plans of the Business, a disaster management plan, and an updated organizational structure/chart, together with specific departmental support plans and projected income and costs and expenses projected to be incurred by Tenant in managing, leasing, maintaining and operating the Business during the following Fiscal Year. Prior to finalizing the general operations budget, Tenant shall consider in good faith any comments or suggestions on such general operations budget provided to Tenant by Landlord after its review of the same.

17.6 Quarterly Meetings. At Landlord’s request, Tenant shall make Tenant’s property management team and the executive officers of Tenant (or of Tenant’s general partner or managing member or manager, if applicable) available to meet with Landlord once during each Fiscal Quarter to discuss the Reserve Budget, the annual budgets and any other items related to the operation of the Business, which Landlord wishes to discuss. Such meetings shall be conducted via teleconference or at a location mutually agreeable to Landlord and Tenant and each of Landlord and Tenant shall be solely responsible for their respective expenses in connection with such meetings. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have.

17.7 Tenant Financial Statements. For so long as Landlord is an Affiliate of CNL Healthcare Properties, Inc., or its successors, Landlord shall have the right, at Landlord’s sole discretion, to require Tenant to prepare and deliver to Landlord, at Landlord sole cost and expense, within sixty (60) days after the end of each Fiscal Year during which a Materiality Threshold Period (as hereinafter defined) occurs, a balance sheet, income statement, statement of owner’s equity, cash flows and footnotes with respect to Tenant audited and certified by an independent certified public accountant (registered with the Public Company Accounting Oversight Board) who is actively engaged in the practice of his profession and who is acceptable to Landlord. The foregoing financial statements and reports shall be certified to Landlord by such independent certified public accountant that such statements have been properly prepared in accordance with GAAP and are true, correct, and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of all of its operations for the period covered thereby. For the purposes hereof, the term “Materiality Threshold Period” shall mean any period of time during the Term during which Tenant, either itself or together with its Affiliates, leases, operates or manages properties owned by Landlord or its Affiliates that, in the aggregate, comprise more than twenty percent (20%) of the total assets of CNL Healthcare Properties, Inc., or its successors, as reasonably determined by Landlord.

Batesville Healthcare Center Batesville, Arkansas

17.8 Monthly Statements of Operations. Throughout the Term of this Lease, Tenant shall prepare and deliver to Landlord: within twenty (20) calendar days after the end of each Accounting Period, a report of Facility operations, to include, at a minimum: (a) census for the preceding month showing available units and resident days as well as actual units and resident days for the preceding month; (b) copies of any communications from regulatory agencies having authority over the Facility; and (c) notice of how much of the Facility is devoted to Medicaid or Medicare, if any.

17.9 Audit Rights. Landlord shall have the right, at its sole cost and expense, to perform an audit on any of the foregoing reports provided by Tenant, and Tenant agrees to reasonably cooperate with any such audit.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Landlord, Mortgagee and their agents shall have the right, upon providing at least 24 hours advance notice to Tenant, to enter upon the Leased Property or any portion thereof at any reasonable time during normal business hours to inspect the same, including but not limited to, the operation, sanitation, safety, maintenance and use of the same, or any portions of the same and to assure itself that Tenant is in full compliance with its obligations under this Lease (but Landlord and Mortgagee shall not thereby assume any responsibility for the performance of any of Tenant’s obligations hereunder, nor any liability arising from the improper performance thereof). In making any such inspections, neither Landlord nor Mortgagee shall unduly interrupt or interfere with the conduct of Tenant’s Business or any residents of the Facility.

ARTICLE 19

FACILITY MORTGAGES

19.1 Subordination. Subject to the Tenant-protection requirements set forth hereinafter, this Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property are hereby agreed by Tenant to be and are hereby made junior, inferior, subordinate and subject in right, title, interest, lien, encumbrance, priority and all other respects to any mortgage or mortgages and security interests now or hereafter in force and effect upon or encumbering Landlord’s interest in the Leased Property, or any portion thereof, and to all collateral assignments by Landlord to any third party or parties of any of Landlord’s rights under this Lease or the rents, issues and profits thereof or therefrom as security for any liability or indebtedness, direct, indirect or contingent, of Landlord to such third party or parties, and to all future modifications, extensions, renewals, consolidations and replacements of, and all amendments and supplements to any such mortgage, mortgages or assignments, and upon recording of any such mortgage, mortgages or assignments, the same shall be deemed to be prior in dignity, lien and encumbrance to this Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property irrespective of the dates of execution, delivery or recordation of any such mortgage, mortgages or assignments (such mortgages, mortgages, security interests, assignments, modifications, extensions, renewals, amendments, supplements and replacement being a “Facility Mortgage”); provided that the Landlord shall use commercially reasonable efforts to cause the Mortgagee to enter into a non-disturbance agreement pursuant to the terms and provisions of this Section 19.1. Tenant shall reasonably

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cooperate with Landlord and any Mortgagee or potential Mortgagee in connection with a Facility Mortgage, including, but not limited to, consenting to non-material and reasonable amendments to this Lease as may be requested by such Mortgagee, provided that such amendments do not increase Tenant’s economic obligations under this Lease or the use and operation of any of the Leased Property or materially increase Tenant’s obligations or decrease its rights hereunder. Any and all costs, fees and expenses incurred by Landlord in connection with any Facility Mortgage shall not be included as part of Landlord’s Additional Investment. The foregoing subordination provisions of this Section shall only be automatic and self-operative without the necessity of the execution of any further instrument or agreement of subordination on the part of Tenant, so long as the Facility Mortgage recognizes the existence of this Lease and acknowledges and evidences Mortgagee’s agreement (to Tenant’s reasonable satisfaction) that, so long as no Event of Default by Tenant has occurred and is continuing under this Lease (after the expiration of the applicable notice and curative periods contained herein), (i) Mortgagee, its successors and assigns (or any other purchaser at any foreclosure sale pursuant to the Facility Mortgage or any other security instrument in connection therewith) shall not disturb Tenant’s right of possession to the Leased Property and all other rights of Tenant hereunder (including, but not limited to, the right to make use of the Reserve) in the event that Mortgagee, its successors and assigns (or any other purchaser at any foreclosure sale pursuant to the Facility Mortgage or any other security instrument in connection therewith) acquires title to all or any part of the Leased Property pursuant to the exercise of any remedy provided for in the Facility Mortgage or any other related security instrument or acceptance of title to the Leased Property in lieu of any such foreclosure, (ii) Tenant shall not be named as a party defendant to any action to foreclose the liens and security interests of the Facility Mortgage or any other related security instrument, except to the extent required by Applicable Law, and (iii) Tenant is expressly made a third party beneficiary of such provision. Tenant acknowledges and agrees that notwithstanding the foregoing automatic subordination, if Landlord or Mortgagee shall request that Tenant execute and deliver any further instrument or agreement of subordination of this Lease or Tenant’s interest hereunder or Tenant’s leasehold interest in the Leased Property to any such Facility Mortgage, in confirmation or furtherance of or in addition to the foregoing subordination provisions of this Section, Tenant shall promptly execute and deliver the same to the requesting party so long as the same is reasonably acceptable to Tenant, contains the non-disturbance provisions described in the preceding sentence, is consistent with the terms and provisions of this Lease and does not materially increase Tenant’s obligations or decrease its rights hereunder. Tenant agrees that it will, from time to time, execute such documentation as may be reasonably requested by Landlord and any Mortgagee (a) to assist Landlord and such Mortgagee in establishing or perfecting any security interest in Landlord’s interest in the Reserve and any funds therein; and (b) to facilitate or allow Landlord to encumber the Leased Property or any portion thereof as herein contemplated. If, within thirty (30) calendar days following Tenant’s receipt of a written request by Landlord, Tenant shall fail or refuse or shall have not executed any such further instrument or agreement of subordination, which satisfies the criteria set forth in this Section 19.1, Tenant shall be in breach and default of its obligation to do so and of this Lease and Landlord shall be entitled thereupon to exercise any and all remedies available to Landlord pursuant to this Lease or otherwise provided by law. To the extent Tenant is required to incur any additional out of pocket costs, fees and expenses in connection with the review and negotiation of any agreements or confirmations required from Tenant under the terms of this Section 19.1, Landlord shall promptly reimburse Tenant for all such reasonable costs, fees and

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expenses. Notwithstanding anything to the contrary in the foregoing, on or before the Commencement Date, Landlord, Tenant and the Mortgagee financing Landlord’s acquisition of the Leased Property shall enter into a non-disturbance agreement in the form and content set forth in Schedule 19.1 attached hereto.

19.2 Attornment. So long as the Facility Mortgagee agrees to the non-disturbance provisions described in Section 19.1, Tenant shall and hereby agrees to attorn, and be bound under all of the terms, provisions, covenants and conditions of this Lease, to any successor of the interest of Landlord under this Lease for the balance of the Term of this Lease remaining at the time of the succession of such interest to such successor. In particular, in the event that any proceedings are brought for the foreclosure of any Facility Mortgage, Tenant shall attorn to the purchaser at any such foreclosure sale and recognize such purchaser as Landlord under this Lease. Tenant agrees that neither the purchaser at any such foreclosure sale nor the foreclosing Mortgagee or holder of any such Facility Mortgage shall have any liability for any act or omission of Landlord, be subject to any offsets or defenses which Tenant may have as claims against Landlord, or be bound by any advance rents which may have been paid by Tenant to Landlord for more than the current period in which such rents come due.

19.3 Rights of Mortgagees and Assignees. Any Mortgagee shall have the right to unilateral enjoyment, exercise or control over the rights, remedies, powers and interests of Landlord hereunder, or otherwise arising under Applicable Law, as assigned or granted to such Mortgagee by Landlord or as provided in any Facility Mortgage. At the time of giving any notice of default to Landlord, Tenant shall mail or deliver to any Mortgagee of whom Tenant has notice, a copy of any such notice. No notice of default or termination of this Lease by Tenant shall be effective until each Mortgagee shall have been furnished a copy of such notice by Tenant. In the event Landlord fails to cure any default by it under this Lease, the Mortgagee shall have, at its option, a period of thirty (30) days after expiration of any cure period of Landlord within which to remedy such default of Landlord or to cause such default to be remedied. In the event that the Mortgagee elects to cure any such default by Landlord, then Tenant shall accept such performance on the part of such Mortgagee as though the same had been performed by Landlord, and for such purpose Tenant hereby authorizes any Mortgagee to enter upon the Leased Property, subject to the terms of Article 18, to the extent necessary to exercise any of Landlord’s rights, powers and duties under this Lease. If, in the event of any default by Landlord which is reasonably capable of being cured by a Mortgagee, the Mortgagee promptly commences and diligently pursues to cure the default, then Tenant will not terminate this Lease or cease to perform any of its obligations under this Lease so long as the Mortgagee is, with due diligence, engaged in the curing of such default.

19.4 HUD Financing. The parties recognize that HUD is the primary source for lender financing of properties like the Facility. Accordingly, in the event HUD financing is sought for the Facility, the parties agree to cooperate and work together using commercially reasonable efforts, to equitably modify this Agreement and enter into any supplemental agreements as required to obtain HUD financing and otherwise comply with any requirements of HUD in connection with any such HUD financing, at no cost and expense to Tenant; provided that, such modifications and supplemental agreements do not increase Tenant’s economic obligations under this Lease and/or materially increase Tenant’s other obligations and liabilities or materially decrease Tenant’s rights under this Lease.

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ARTICLE 20

ADDITIONAL COVENANTS OF TENANT

20.1 Conduct of Business. Tenant shall not engage in any business on the Leased Property other than for the Permitted Use, and any activities incidental thereto, and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate, limited partnership, limited liability company or other entity status and existence and its rights and Permits reasonably necessary to conduct the Business.

20.2 Additional Covenants of Tenant. In addition to the other covenants and representations of Tenant herein and in this Lease, Tenant hereby covenants, acknowledges and agrees that Tenant shall:

(a) Not guaranty any obligation of any Person.

(b) Pay or cause to be paid all lawful claims for labor and rents with respect to the Leased Property.

(c) Pay or cause to be paid all trade payables with respect to the Leased Property.

(d) Not declare, order, pay or make, directly or indirectly, any Distribution or any payments to any partners or Affiliates as to Tenant (including payments in the ordinary course of business and payments pursuant to any management agreements with any such Affiliate, but expressly excluding payments to any partners or Affiliates of Tenant for reimbursement of operating expenses incurred by such partners or Affiliates in connection with the operation and management of the Leased Property pursuant to any management agreement with such partners or Affiliates), or set apart any sum of property therefor, or agree to do so, if, at the time of such proposed action or immediately after giving effect thereto, any Event of Default shall exist.

(e) Except as otherwise permitted by this Lease, not sell, lease (as lessor or sublessor), transfer or otherwise dispose of or abandon, all or any material portion of its assets or business to any Person, or sell, lease, transfer or otherwise dispose of or abandon any of the P&E or Tenant’s Personal Property; provided, however, Tenant may dispose of portions of the P&E or Tenant’s Personal Property which have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility have been provided.

(f) Provide and maintain throughout the Term, all Tenant’s Personal Property and P&E Replacements as shall be necessary in order to operate the Leased Property in compliance with applicable Legal Requirements, Insurance Requirements and otherwise

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in accordance with customary practice in the industry for the Permitted Use. If, from and after the Effective Date, Tenant acquires an interest in any items of tangible personal property (other than motor vehicles) on, or in connection with the Leased Property which belong to anyone other than Tenant, Tenant shall require the agreement permitting such use to provide that Landlord or its designee may assume Tenant’s rights and obligations under such agreement upon the termination of this Lease and any assumption of management or operation of the Leased Property by Landlord or its designee.

(g) Not, except as approved in writing by Landlord, either directly or indirectly, for itself, or through, or on behalf of, or in connection with any Person, divert or attempt to divert any business or customer of the Leased Property to any competitor (other than to an Affiliated Tenant for an Affiliated Leased Property), by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the good will associated with Landlord or the Leased Property.

(h) Except for liabilities incurred in the ordinary course of business and any permitted AR Financing and other financings permitted under Section 7.1 of this Lease (collectively, the “Permitted Indebtedness”), not create, incur, assume or guarantee, or permit to exist or become or remain liable directly or indirectly upon, any Indebtedness except the Indebtedness of Tenant to Landlord (or, if unsecured and expressly subject to the terms of this Lease and Landlord’s interest hereunder, and payable solely out of excess cash flow after payment of all Rent hereunder, to Tenant’s shareholders, partners or members, as applicable). Tenant further agrees that the obligee in respect of any such Indebtedness (other than Permitted Indebtedness) shall agree in writing, in form and substance satisfactory to Landlord, that (w) the payment of such Indebtedness shall be expressly subordinate in all respects to all of Tenant’s obligations under this Lease, (x) no remedies may be exercised by the obligee with respect to enforcement or collection of such Indebtedness until such time as this Lease shall be terminated and all of Tenant’s obligations hereunder shall have been discharged in full; (y) such Indebtedness shall not be assigned by the obligee to any other party; and (z) the obligee shall not initiate or join in any bankruptcy proceedings against Tenant. As used in this Section 20.2(h) (and notwithstanding any other definition of Indebtedness herein), Indebtedness shall mean all obligations, contingent or otherwise, to pay or repay monies irrespective of whether, in accordance with GAAP, such obligations should be reflected on the obligor’s balance sheet as debt.

20.3 Notice to Landlord of Severe Incident and/or Significant Property Damage. In the event of a Severe Incident (defined in Section 20.3.1 below) or Significant Property Damage (defined in Section 20.3.2 below) (in each case, an “Incident”), Tenant shall notify Landlord within twenty-four (24) hours of learning of the occurrence of any such Incident via email at notice@cnl.com. Such email notification shall include, at a minimum, (i) the names and contact information of the parties involved in the Incident, to the extent known at that time, (ii) a brief description of the Incident, and (iii) all measures that Tenant (or any other Person(s), to the knowledge of Tenant) is currently undertaking, or plans to undertake to the extent known, to resolve the Incident and to prevent, in connection with a Severe Incident and/or Significant Property Damage, any further harm to person or damage to property as result of such Incident.

Batesville Healthcare Center Batesville, Arkansas

20.3.1 Severe Incident. The defined term “Severe Incident” shall mean any material or significant accident, incident, claim, cause of action, loss of or damage to the Leased Property, Tenant’s Personal Property or any other property of third parties, or injury to or death of a person occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control during the Term, including, but not limited to, the following: (i) a fatality, (ii) claim of abuse, assault or molestation, (iii) personal injury resulting in the amputation of a limb, brain injury, burns over fifty percent (50%) or more of a person’s body, hearing or sight loss, internal injury resulting in impaired organ function, spinal cord injury resulting in any degree of paralysis, or substantial disfigurement, or (iv) a mass casualty event, such as a ride or other attraction incident, wildfire or building fire, earthquake, and pier collapse.

20.3.2 Significant Property Damage. The defined term “Significant Property Damage” shall mean any incident resulting in significant damage to the Leased Property including, but not limited to the following: fires, floods, avalanches, earthquakes, catastrophic structure failure, roof collapse, or any Force Majeure Event caused by either man or nature.

20.4 Leasehold Financing Prohibited. Tenant shall be prohibited from encumbering any or all of the Leased Property (other than in connection with any Permitted Indebtedness), or any or all of its interests under this Lease, with leasehold financing without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

20.5 Resale Certificate. Tenant acknowledges that Landlord may provide, but has no obligation to do so, Tenant with a resale certificate issued by the State of Arkansas Department of Finance and administration Sales and Use Tax Section (the “Resale Certificate”). Tenant shall not use the Resale Certificate for any purpose other than for the purchase of Leased Property, and any use of the Resale Certificate by Tenant shall comply with all Legal Requirements, Applicable Laws, and any instructions provided to Tenant by Landlord from time to time. Tenant shall be responsible for, and shall indemnify, save, insure, pay, defend, and hold harmless Landlord from and against, all liabilities, obligations, claims, damages, penalties, fines, causes of action, costs, and expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, which are imposed upon, incurred by, or asserted against Landlord by reason of Tenant’s use of the Resale Certificate in violation of this Section 20.5.

ARTICLE 21

MISCELLANEOUS

21.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent or otherwise, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

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21.2 No Waiver. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon Landlord or Tenant unless in writing and executed by Landlord or Tenant, as the case may be. Neither the failure of Landlord or Tenant to insist upon a strict performance of any of the terms, provisions, covenants, agreements and conditions hereof, nor the acceptance of any Rent by Landlord with knowledge of a breach of this Lease by Tenant in the performance of its obligations hereunder, or the following of any practice or custom at variance with the terms hereof, shall be deemed or constitute a waiver of any rights or remedies that Landlord or Tenant may have or a waiver of any subsequent breach or default in any of such terms, provisions, covenants, agreements and conditions or the waiver of the right to demand exact compliance with the terms hereof.

21.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

21.4 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

21.5 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

21.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

21.7 Tenant’s Representations. In addition to any other representation or warranty set forth herein and as an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants to Landlord as follows:

(a) Tenant is a limited liability company which is duly organized and validly existing and in good standing under the laws of the state of its formation. Tenant has all requisite power and authority under the laws of the state of its formation and its articles

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of organization and operating agreement or other charter documents to enter into and perform its obligations under this Lease and to consummate the transactions contemplated hereby. Tenant is duly registered or authorized, as applicable, to transact business in any jurisdiction in which the nature of the business conducted by it requires such qualification.

(b) Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease, and upon the execution and delivery of any document to be delivered by Tenant, prior to the date hereof, such document shall constitute the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and except to the extent that the availability of equitable relief may be subject to the discretion of the court before which any proceeding may be brought.

(c) There are no judgments presently outstanding and unsatisfied against Tenant or any of its properties, and neither Tenant nor any of its properties are involved in any material litigation at law or in equity or any proceeding before any court, or by or before any governmental or administrative agency, which litigation or proceeding could materially adversely affect Tenant, and no such material litigation or proceeding is, to the knowledge of Tenant, threatened against Tenant and no investigation looking toward such a proceeding has begun or is contemplated.

(d) To the knowledge of Tenant, neither this Lease nor any other document, certificate or statement furnished to Landlord by or on behalf of Tenant in connection with the transaction contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or condition which materially and adversely affects the business, operations, affairs, properties or condition of Tenant which has not been set forth in this Lease or in other documents, certificates or statements furnished to Landlord in connection with the transaction contemplated hereby.

(e) All employees of Tenant or any Affiliate, if any, are solely employees of Tenant or such Affiliate and not Landlord. Neither Tenant nor any Affiliate of Tenant is Landlord’s agent for any purpose in regard to Tenant’s or any Affiliate of Tenant’s employees or otherwise. Further, Tenant expressly acknowledges and agrees that Landlord does not exercise any direction or control over the employment policies or employment decisions of Tenant or any Affiliate of Tenant. Tenant agrees to indemnify and hold Landlord and its Affiliates harmless from any against any and all claims of its employees or employees of the Facility against Landlord.

(f) Tenant has not (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books or (iii)

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made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment. Tenant shall not take any such actions during the Term of this Lease.

21.8 Quiet Enjoyment. Landlord covenants and agrees that so long as Tenant shall timely pay all rents due to Landlord from Tenant hereunder and keep, observe and perform all covenants, promises and agreements on Tenant’s part to be kept, observed and performed hereunder, Tenant shall and may peacefully and quietly have, hold and occupy the Leased Property free of any interference from Landlord or any Person claiming by, through or under Landlord of any of its Affiliates; subject, however, and nevertheless to the terms, provisions and conditions of this Lease, the Permitted Encumbrances and documents affecting title to the Leased Property approved by Tenant.

21.9 Recordation of Memorandum of Lease. On the Commencement Date, the Parties shall execute a short form memorandum of this Lease, in the form of Exhibit D attached hereto and made a part hereof (the “Memorandum”). The executed original copy of the Memorandum shall be delivered to Tenant on the Commencement Date and Tenant shall cause the same to be recorded or filed among the Official Records, or the Memorandum shall be delivered to the escrow agent closing Landlord’s acquisition of the Property and said escrow agent shall be instructed to record or file the Memorandum among the Official Records. Tenant shall pay the transfer and all recording costs associated therewith. In the event of a discrepancy between the provisions of this Lease and such short form memorandum thereof, the provisions of this Lease shall prevail.

21.10 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease (each, a “Notice”) shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or another nationally-recognized overnight carrier, addressed to the recipient of the notice, with all freight charges prepaid (if by Federal Express or similar carrier).

(a) Any notice, demand or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given (i) upon being hand delivered in person, (ii) transmitted by facsimile transmission provided a copy is sent as provided in the following clause (iii) or the following Business Day, (iii) upon being deposited with Federal Express or another nationally-recognized overnight carrier; provided, however, the time period in which any response to such notice, demand or request must be given shall commence on the date of actual delivery of the notice, demand or request to the address to which it is sent (rather than delivery to the specific addressee). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided below shall be deemed delivery of the notice, demand or request sent. The addresses given above may be changed by any party by ten (10) days prior notice to all other parties given in the manner provided herein.

(b) All such notices shall be addressed,

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if to Landlord to:

CHP Batesville Healthcare Owner, LLC

c/o CNL Healthcare Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention: Holly J. Greer, Esq., Senior Vice

President and General Counsel

Fax: (407) 540-2544

Phone: (407) 540-7500

Emails: holly.greer@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor and Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: William T. Dymond, Jr., Esq.

Fax: (407) 843-4600

Phone: (407) 843-4444

Email: william.dymond@lowndes-law.com

if to Tenant to:

Batesville Health and Rehab, LLC

c/o Arkansas SNF Operations Acquisition III, LLC

1422 Clarkview Road

Baltimore, Maryland 21209

Attention: Brian Reynolds

Fax: (443)761-6432_

Phone: (410) 342-3155

Email: breynolds@capfundinc.com

With a copy to:	Fenigstein & Kaufman 1900 Avenue of the Stars, Suite 2300 Los Angeles, California 90067 Attention: S. Jack Fenigstein Fax: (310) 556-1346 Phone: (310) 201-0777 Email: jack_fenigstein@fenkauf.com

(c) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

21.11 Construction; Nonrecourse. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Leased Property shall survive such termination or expiration. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to

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the performance of all obligations under this Lease, including, without limitation, obligations for the payment of money. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Lease. In addition, nothing contained in this Lease shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. The parties have participated jointly in the negotiation and drafting of this Lease. In the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Lease.

21.12 Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Captions and headings in this Lease are for purposes of reference only and shall in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions of this Lease.

21.13 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State in which the Leased Property is located.

21.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution and delivery of this Lease, nor the compliance with the terms and provisions hereof, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or Governmental Authority; nor result in or constitute a breach or default under or the creation of any lien, charge or encumbrance upon any of its property or assets under, any indenture, mortgage, deed of trust, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Lease and any extensions thereof, the full right to enter into this Lease and perform its obligations hereunder.

21.15 Brokerage. Landlord and Tenant hereby represent and warrant to each other that they have not engaged, employed or utilized the services of any business or real estate brokers, salesmen, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in this Lease. On the basis of such representation and warranty, each party shall and hereby agrees to indemnify, pay and save and hold the other party harmless from and against the payment of any commissions or fees to or claims for commissions or fees by any real estate or business broker, salesman, agent or finder resulting from or arising out of any actions taken or agreements made by them with respect to the business and real estate transaction reflected in this Lease.

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21.16 No Partnership or Joint Venture. Landlord shall not, by virtue of this Lease, in any way or for any purpose, be deemed to be a partner of Tenant in the conduct of Tenant’s business upon, within or from the Leased Property or otherwise, or a joint venture partner or a member of a joint enterprise with Tenant.

21.17 Entire Agreement. This Lease contains the entire agreement between the parties and, except as otherwise provided herein, can only be changed, modified, amended or terminated by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Landlord and Tenant that there are no verbal agreements, representations, warranties or other understandings affecting the same; and that Tenant hereby waives, as a material part of the consideration hereof, all claims against Landlord for rescission, damages or any other form of relief by reason of any alleged covenant, warranty, representation, agreement or understanding not contained in this Lease.

21.18 Costs and Attorneys’ Fees. In addition to Landlord’s rights under Sections 12.2 and 14.2, if either party shall bring an action to recover any sum due hereunder, or for any breach hereunder, and shall obtain a judgment or decree in its favor, the court may award to such prevailing party its reasonable costs and reasonable attorney’s fees, specifically including reasonable attorney’s fees incurred in connection with any appeals (whether or not taxable as such by law). Landlord shall also be entitled to recover its reasonable attorney’s fees and costs incurred in any bankruptcy action filed by or against Tenant, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Lease, in any adversary proceeding, and in the preparation and filing of any proof of claim.

21.19 Approval of Landlord. Whenever Tenant is required under this Lease to do anything to meet the satisfaction or judgment of Landlord, the reasonable satisfaction or judgment of Landlord shall be deemed sufficient. The foregoing provision of this Section shall not apply in any instance where the provisions of this Lease expressly state that the provisions of this Section do not apply or where the provisions of this Lease expressly state that such consent, approval or satisfaction are subject to the sole and absolute discretion or judgment of Landlord, and in each such instance Landlord’s approval or consent may be unreasonably withheld or unreasonable satisfaction or judgment may be exercised by Landlord.

21.20 Successors and Assigns. The agreements, terms, provisions, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and, to the extent permitted herein, their respective successors and assigns.

21.21 Waiver of Jury Trial. TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT EITHER OF THEM OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION PROCEEDINGS OR COUNTERCLAIM, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO TENANT’S ENTERING INTO THIS LEASE AND LANDLORD’S ACCEPTING THIS LEASE.

Batesville Healthcare Center Batesville, Arkansas

21.22 Treatment of Lease. Landlord and Tenant each acknowledge and agree that: (i) this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; (ii) the business relationship created by this Lease and any other related documents is solely that of a long term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, or subsidiary of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant; (iii) except as required by Applicable Law, (x) each party will treat this Lease as a true lease for tax purposes and an operating lease under GAAP, and for federal income tax purposes, (y) each party shall report this Lease as a true lease with Landlord as the owner of the Leased Property and Tenant as the tenant of the Leased Property; (iv) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including, without limitation, any income tax return (or amended return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 21.22; (v) the Minimum Rent is the fair market value for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under this Lease do not constitute a sale, transfer or conveyance of the Leased Property by Landlord to Tenant; (vi) each of Landlord and Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease, and each party stipulates and agrees that it will not challenge the validity, enforceability or characterization of this Lease as a true lease, nor will it assert or take or omit to take any action inconsistent with the agreements and understandings of this Section 21.22.

21.23 Transfer of Permits and Operating Contracts. Upon the expiration or sooner termination of this Lease, Tenant shall use commercially reasonable efforts to transfer and assign to Landlord or its designee or assist Landlord or its designee in obtaining transfer or assignment of all (a) Permits (to the extent such Permits may be legally transferred) and Operating Contracts, including, without limitation, any trade names and intellectual property (except for trade names, trade secrets, proprietary matters, and other intellectual property and/or proprietary software included within the Tenant Personal Property), and (b) to the extent owned by or held in the name of Tenant, (i) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Leased Improvements or the Land (to the extent such Permits may be legally transferred); (ii) development rights, telephone exchange numbers identified with the Leased Property, if any; and (iii) certificates, licenses,

Batesville Healthcare Center Batesville, Arkansas

warranties and guarantees and contracts. If requested by Landlord and to the extent permitted by law and any licensor, Tenant shall provide a collateral assignment or similar pledge of such licenses and other intangible rights upon Landlord’s request and as further security for their respective obligations hereunder plus Permits and Operating Contracts, all of which shall be assumed by Landlord or its designee. Unless termination of this Lease is as a result of an Event of Default by Tenant, Landlord shall bear the costs of any fees associated with the transfer of any of the foregoing.

21.24 Confidential Information. Each Party shall treat as strictly confidential any and all information concerning the other Party and its operations including, without limitation, information concerning the business operations, financial models and operating systems of the other Party (collectively, “Confidential Information”), and shall not divulge, disclose, publish or otherwise communicate any such Confidential Information to any person or entity for any reason; provided, however, Tenant shall be permitted to (i) deliver a copy of this Lease to a prospective purchaser with the consent of the Landlord, which consent shall not be unreasonably withheld; provided, however, that, with respect to any request made in connection with disclosure to a prospective acquirer of Tenant’s interest in this Lease (or a Controlling interest in Tenant), it shall not be unreasonable for Landlord to withhold its consent if, in Landlord’s reasonable opinion, such party lacks the character or the quality and relevant experience necessary to satisfy the obligations of Tenant hereunder, and (ii) provided further that Tenant obtain a standard non-disclosure agreement from the party to whom such information is to be disclosed (in form, and substance reasonably satisfactory to Landlord), notwithstanding the foregoing, Tenant may disclose the general economic terms of its operations (including, without limitation, the economic terms contained in this Lease Agreement) to prospective acquirers of substantially all of Tenant’s assets or the interests of and/or in Tenant, lenders and investors. As used herein, the term Confidential Information shall not include information that (i) is generally available to the public other than as a result of an improper disclosure by a Party or its Affiliates or representatives, or was available to the public on a non-confidential basis prior to its disclosure by Landlord or Tenant, as applicable, or (ii) must be disclosed as a matter of law, including such public disclosure obligations as are required by the SEC or in response to a subpoena or other legal process. The provisions of this Section 21.24 shall survive any termination of this Lease.

21.25 Tenant’s Personal Property. Upon the expiration or sooner termination of the Term of this Lease, Landlord may, in its sole and absolute discretion, elect either (i) to give Tenant Notice that Tenant shall be required, within sixty (60) Business Days after such expiration or termination, to remove all of Tenant’s Personal Property from the Leased Property or (ii) to give Tenant Notice that Landlord shall purchase Tenant’s Personal Property within sixty (60) Business Days after such expiration or termination. In the event that Landlord exercises its option under the foregoing clause (ii) of this Section 21.25, the purchase price for all items of Tenant’s Personal Property shall be the lesser of the fair market value or Tenant’s book value of such Tenant’s Personal Property (free of, and net of, all Liens and other encumbrances, monetary or otherwise). Notwithstanding the foregoing, the OTA Assets, despite being a part of Tenant’s Personal Property, shall be conveyed to Landlord or its designee at no cost or expense upon the expiration or sooner termination of this Lease.

Batesville Healthcare Center Batesville, Arkansas

21.26 No Third Party Beneficiaries. Nothing herein is intended or shall be construed to confer upon or give to any person other than Landlord and Tenant, any rights or remedies under or by reason of this Lease.

21.27 Option to Purchase. Tenant shall have the right to purchase the Leased Property from Landlord on the terms and conditions set forth on Exhibit J attached hereto.

21.28 Right of First Refusal. Tenant agrees that during the term of this Lease and for a period of five years following the expiration of this Lease, Tenant shall not engage, and shall not cause or permit any of its Subsidiaries or any of its Affiliates, other than the Affiliated Tenants operating pursuant to the Affiliated Leases to acquire the real property and improvements housing a nursing facility within fifteen (15) miles of the Facility (a “Competing Facility”), without first offering in writing (a “ROFO Notice”) to Landlord or its designee the option (the “ROFO Option”) to (i) acquire the Competing Facility on the terms agreed to by Tenant or its Affiliate and the owner of such Competing Facility (the “Offered Terms”) and (ii) lease such Competing Facility to Tenant or its Affiliate pursuant to a lease agreement in the form of this Lease. Each ROFO Notice shall contain a description of the Offered Terms and a copy of any purchase agreement or letter of intent evidencing the Offered Terms. If Landlord fails to exercise the ROFO Option or fails to respond to such ROFO Notice within twenty (20) days after its receipt of a ROFO Notice, then Landlord shall or shall be deemed to have waived its ROFO Option with respect to such Competing Facility, and Tenant or its Affiliate may acquire the Competing Facility on terms no more favorable to Tenant then the Offered Terms.

21.29 Non-Solicitation. Tenant agrees that during the term of this Lease and for a period of one year following the expiration of this Lease, neither it nor its Subsidiaries or Affiliates will solicit, recruit or seek to divert or move occupants of the Facility to any facility owned or operated by Tenant or its Subsidiary or Affiliate (other than to any facility located at an Affiliated Leased Property).

21.30 Community Fees. To the extent Tenant or the property manager charge or collect any “Community Fee”, “Entrance Fee” or similar fee from residents which is obligated to be repaid, in whole or in part, Tenant agrees that it is solely responsible for such repayment and hereby agrees to indemnify, save, pay, insure and hold Landlord and its Affiliated Parties harmless from and against and reimburse Landlord for any and all loss, damage, cost, liability, fee and expense (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from such Community Fees, Entrance Fees or other fees charged by Tenant or the Property Manager. Further, upon an Event of Default under or termination of this Lease, Tenant agrees to assign to Landlord any assets securing or backing the repayment obligation. This provision shall expressly survive termination of the Lease.

Batesville Healthcare Center Batesville, Arkansas

IN WITNESS WHEREOF, the parties have executed this Lease Agreement as a sealed instrument as of the date above first written.

LANDLORD: CHP BATESVILLE HEALTHCARE OWNER, LLC, a Delaware limited liability company

By:	/s/ Kevin R. Maddron
Name:	Kevin R. Maddron
Title:	Senior Vice President

Batesville Healthcare Center Batesville, Arkansas

TENANT: BATESVILLE HEALTH AND REHAB, LLC, an Arkansas limited liability company

By:	/s/ Brian K. Reynolds
Name:	Brian K. Reynolds
Title:	Manager

Batesville Healthcare Center Batesville, Arkansas

The exhibits to this agreement are omitted as not necessary to an understanding of the agreement.

EXHIBIT A	-	The Land
EXHIBIT B	-	Minimum Rent
EXHIBIT C	-	Estoppel Certificate
EXHIBIT D	-	Memorandum of Lease
EXHIBIT E	-	Operating Contracts
EXHIBIT F	-	Permitted Encumbrances
EXHIBIT G	-	Initial Landlord P&E
EXHIBIT H	-	Tenant’s Personal Property
EXHIBIT I	-	Agreements With Affiliates
SCHEDULE 1	-	Affiliated Leases
SCHEDULE 12.6	-	Tenant Personal Property Exclusions
SCHEDULE 16.2	-	Tenant Organizational Chart

EXHIBIT J

TERMS OF OPTION TO PURCHASE

OPTION: During the period commencing one hundred twenty (120) days prior to the third anniversary of the Effective Date of this Lease and expiring on the sixth anniversary of the Effective Date of this Lease (the “Option Period”), Tenant will have the option to buy all of Landlord’s right, title and interest in the Leased Property (the “Option Property”) from Landlord (the “Option”).

EXERCISE OF OPTION: Tenant may exercise the Option by delivering, during the Option Period, written notice to Landlord stating that the Option is exercised (the “Notice of Exercise of Option”) and, in order to be effective, shall also specify the closing date for the Option transaction, which shall be a business day within one hundred twenty (120) days from the date of the Notice of Exercise of Option (the “Option Closing Date”). If Tenant exercises the Option, Landlord and Tenant shall enter into a purchase agreement for the Option Property substantially similar to the Purchase Agreement within twenty (20) days after the exercise of the Option; provided, however, that Section 2.07 and Sections 3.01(d) through and including (i) of the Purchase Agreement shall be intentionally omitted from such purchase agreement.

EXPIRATION AND TERMINATION OF OPTION: If the Option is not exercised in the manner provided above on or before five o’clock p.m. E.S.T. on the last day of the Option Period, the Option shall expire and be null and void and of no further force and effect; provided, however, if said day shall be a Saturday, Sunday or legal holiday, the Option Period shall be extended until five o’clock p.m. E.S.T. on the next following regular business day.

Additionally, Landlord and Tenant acknowledge and agree that the Option shall become null and void and of no further force and effect upon the occurrence of an Event of Default that is not cured by Tenant under this Lease or upon the termination of this Lease.

PURCHASE PRICE: The purchase price for the Option Property will be the amount that yields a four percent (4%) compounded annual return to Landlord with respect to the Adjusted Lease Basis at the time the Option is exercised (the “Purchase Price”). The Purchase Price for the Option Property will be paid by Tenant in cash or other funds acceptable to Landlord at the Option Closing.

PRORATION OF EXPENSES REGARDING OPTION PROPERTY: Landlord and Tenant acknowledge and agree that Tenant, as tenant under this Lease, is responsible for all utilities, real and personal property taxes, and other similar expenses with respect to the Option Property prior to the Option Closing Date, and that if the Option is exercised pursuant to the terms hereof, Tenant, as owner of the Option Property as of the Option Closing Date will be responsible for all costs and expenses associated with the Option Property from and after the Option Closing Date. Thus, Landlord and Tenant acknowledge and agree that no proration of expenses will be necessary in connection with the Option transaction (the “Transaction”). However, Landlord and Tenant acknowledge and agree that Rent due under this Lease will be prorated on a per diem basis as of the Option Closing Date.

AS-IS, WHERE IS NATURE OF OPTION TRANSACTION. THE SALE OF THE OPTION PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND THAT OWNER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE OPTION PROPERTY OR ANY OTHER MATTER WHATSOEVER; EXCEPT THAT LANDLORD OWNS THE OPTION PROPERTY AND HAS THE AUTHORITY TO CONVEY THE PROPERTY TO TENANT UNDER THE TERMS AND CONDITIONS SET FORTH HEREIN.

CONDITIONS TO CLOSING OBLIGATIONS. If Tenant exercises the Option, Tenant’s obligation to close the Transaction is subject to Landlord delivering (a) a Special Warranty Deed conveying the Option Property to Tenant (and a bill of sale or other satisfactory conveyance document with respect to the personal property comprising the Option Property), (b) any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Option Property, (c) an original counterpart of the closing statement, (d) an affidavit with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended), (d) such resolutions, and incumbency certificates as required to evidence the capacity and authority of any person signing on behalf of Landlord, and (e) the irrevocable commitment of a title company approved by Tenant issuing Tenant an ALTA owner’s policy for the Option Property in the amount of the Purchase Price.

If Tenant exercises the Option, Landlord’s obligation to close the Transaction is subject to Tenant delivering (a) to Landlord or an escrow agent with irrevocable written direction to disburse the same to Landlord, the Purchase Price, and (b) such other documents and instruments as may be reasonably requested by Landlord or the escrow agent in order to consummate the Transaction.

OPTION TRANSACTION EXPENSES: Tenant shall pay for all costs and expenses related to the Option Closing, except that each party will bear the party’s own attorneys’ fees, costs, and expenses incurred in connection with the Transaction.